Exhibit 2.3

SECURITIES PURCHASE AGREEMENT

This Securities Purchase Agreement (this “Agreement”) is made and entered into as of May 6, 2010 by and among (i) iPay Technologies Holding Company, LLC, a Delaware limited liability company (the “Company”), (ii) the undersigned members of the Company and Bain (collectively, the “Sellers”), and (iii) Jack Henry & Associates, Inc., a Delaware corporation (the “Buyer”).

Introduction

The Buyer wishes to purchase, directly and indirectly, all of the outstanding securities of the Company on the terms and conditions set forth in this Agreement.

An index of defined terms is set forth in Section 9.15.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1.

Purchase and Sale.  Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall sell, transfer, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers, (a) all of the outstanding Units held by the Sellers, except for the Units held by the Bain Blocker, and (b) all of the outstanding capital stock of the Bain Blocker held by Bain (collectively, the “Purchased Securities”).

1.2.

Closing.  Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the transactions contemplated hereby (the “Closing”) will take place at the offices of Choate, Hall & Stewart, LLP (a) two (2) business days after the conditions set forth in ARTICLE VI are satisfied (other than those conditions which by their nature are normally satisfied at the Closing, but subject to the satisfaction of such conditions at the Closing) or waived, or (b) such other date that is agreed to in writing by the Company and the Buyer (the “Closing Date”).

1.3.

Certain Definitions; Pre-Closing Deliveries.

(a)

Definitions.  As used herein, the following terms shall have the following meanings:

“Affiliate” means, when used with reference to a specified Person (a) any other Person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person and (b) if such a Person is an individual, any member of the immediate family (including parents, spouse and children) of such individual, any trust whose principal beneficiary is such individual or one or more members of such immediate family, and any Person who is controlled by any such member or trust.  The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Bain” means, collectively, Bain Capital Venture Fund 2005, L.P., a Delaware limited partnership, BCIP Associates III, LLC, a Delaware limited liability company, BCIP Associates III-B, LLC, a Delaware limited liability company.

“Bain Blocker” means BV Investor I, Inc., a Delaware corporation.

“Base Purchase Price” means $300,000,000.

“Closing Cash” means, as of immediately prior to the Closing, the consolidated cash, cash-equivalents, marketable securities and deposits of the Company and its Subsidiaries.  Closing Cash shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its most recent unaudited financial statements referenced in Section 2.8.

“Closing Indebtedness” means, as of immediately prior to the Closing and without duplication of amounts:  (i) all outstanding payment obligations of the Company and its Subsidiaries for borrowed money; (ii) all outstanding payment obligations of the Company and its Subsidiaries evidenced by bonds, debentures, notes or other similar instruments; (iii) all outstanding payment obligations of the Company and its Subsidiaries, determined in accordance with GAAP, under capital leases; (iv) all outstanding payment obligations of the Company and its Subsidiaries for deferred purchase price for property (excluding accounts payable and other current liabilities incurred in the ordinary course of business); and (v) all outstanding payment obligations of the Company and its Subsidiaries in respect of letters of credit.  In no event will Closing Indebtedness include any (A) liability included within the definition of Closing Working Capital or (B) indebtedness arranged by Buyer or any of its Affiliates.

“Closing Tax Benefit” means forty percent (40%) of the Sale Bonuses.

“Closing Working Capital” means on a consolidated basis, as of immediately prior to the Closing, (i) all accounts receivable, inventory, prepaid expenses and other current assets of the Company and its Subsidiaries (excluding for this purpose Closing Cash), minus (ii) all accounts payable, accrued liabilities, and other current liabilities of the Company and its Subsidiaries (excluding for this purpose all Closing Indebtedness, Sale Bonuses, Sellers’ Expenses and any deferred revenue).  Except as set forth in the preceding sentence and except as otherwise stated on Exhibit 1.3(c), Closing Working Capital shall be determined in accordance with GAAP using the same methods, practices and principles used by the Company to prepare its most recent unaudited financial statements referenced in Section 2.8 and otherwise in accordance with Exhibit 1.3(c).

“Closing Working Capital Target” means $654,721.

“Company Material Adverse Effect” means any event, transaction, condition or change which has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, liabilities, operating results, properties or financial condition of the Company and its Subsidiaries, taken as a whole; provided, that in no event shall any of the following be taken into account in the determination of whether a Company Material Adverse Effect has occurred:  (i) any change in any Legal Requirement or GAAP; (ii) any change resulting from conditions affecting any of the industries in which the Company or any Subsidiary operates to the extent such changes do not disproportionately affect the Company or any Subsidiary as compared to the other participants in such industries; (iii) any changes in general business, financial, political, capital market or economic conditions (including any change resulting from any hostilities, war or military or terrorist attack); (iv) any change resulting from the announcement or pendency of the transactions contemplated by this Agreement or attributable to the fact that the Buyer or any of its Affiliates are the prospective owners of the Company; or (v) any change resulting from (A) any action or inaction by the Company or any Subsidiary contemplated by this Agreement or (B) any other action taken or omitted to be taken at the direction or with the consent of the Buyer.

“Estimated Purchase Price” means the Purchase Price set forth in the Estimated Purchase Price Certificate; provided, that notwithstanding the estimate of Closing Working Capital reflected on the Estimated Purchase Price Certificate, the upward adjustment, if any, to be implemented at Closing pursuant to clause (iii) of the definition of “Purchase Price” (the “Upward Closing Working Capital Adjustment”) shall not exceed $1,000,000, it being understood that any portion of the Upward Closing Working Capital Adjustment in excess of $1,000,000 shall be factored into the calculation described in Section 1.7 below and shall serve to increase the final Purchase Price.

“GAAP” means United States generally accepted accounting principles as of the date hereof, consistently applied.

“Governmental Authority” means any:  (i) foreign, federal, state, provincial, municipal or local government, court, tribunal, administrative agency or department, (ii) any other governmental, government appointed or regulatory authority or (iii) quasi-governmental authority exercising any regulatory, expropriation or taxing authority under or for the account of any of the above.

“Lien” means any lien, security interest, charge, pledge, restriction, mortgage, title retention agreement, easement, right of occupation, right of preemption, privilege, restriction, tenancy, other possessory interest, conditional sale, assessment, right of way, right of first refusal, right of purchase, covenant, encroachment, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation or otherwise adversely affects the right, title or interest of a Person in any property.

“Member” means (i) the Bain Blocker and (ii) each of the Sellers other than Bain.

“Person” means any natural person, corporation, limited liability company, partnership, trust or other entity.

“Purchase Price” means the Base Purchase Price, (i) plus an amount equal to the Closing Cash, (ii) plus an amount equal to the Closing Tax Benefit, and (iii) plus the amount, if any, by which Closing Working Capital is more than the Closing Working Capital Target, or minus the amount, if any, by which Closing Working Capital is less than the Closing Working Capital Target.

“Sale Bonuses” means the sale bonuses payable to employees of the Company or any Subsidiary in connection with the Closing of the transactions contemplated by this Agreement, as set forth on the Payment Schedule.

“Sellers’ Expenses” means all unpaid fees and expenses of attorneys, accountants, investment bankers and other advisors of the Sellers and the Company and its Subsidiaries relating to the transactions contemplated hereby including the unpaid fees and expenses of each of Choate, Hall & Stewart LLP, Stoll Keenon Ogden PLLC and William Blair & Company, LLC.  In no event, however, will any fees and expenses incurred by or for the account of the Buyer or any of its Affiliates, or any fees or expenses incurred by the Company or any of its Subsidiaries after the Closing, be considered Sellers’ Expenses.

“Subsidiary” means any Person with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the equity securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors or similar governing body.

“Units” means the Company’s Common Units.

(b)

Pre-Closing Deliveries.  At least two (2) business days prior to the Closing, the Company will furnish to the Buyer (i) a certificate substantially in the form attached as Exhibit 1.3(b) (the “Estimated Purchase Price Certificate”) setting forth (A) an estimate of each of Closing Cash, Closing Indebtedness and Closing Working Capital, and (B) a calculation of the Estimated Purchase Price, (ii) a payoff letter from each holder of Closing Indebtedness indicating the amount required to discharge such indebtedness at the Closing and including an undertaking by each such holder to discharge any Liens securing any portion of such indebtedness, (iii) final bills and wire transfer instructions from each payee of any portion of the Sellers’ Expenses, and (iv) the Payment Schedule (as defined in Section 1.6 below).

(c)

Example Calculation.  For purposes of illustration as shown on Exhibit 1.3(c), if the Closing had occurred on March 31, 2010, Closing Cash would have been $9,642,682, Closing Indebtedness would have been $12,581,341, and Closing Working Capital would have been $1,294,721.

1.4.

Payments At Closing.  Immediately prior to the Closing, the Company shall distribute to the Members, in accordance with the terms of the LLC Agreement and the Payment Schedule, the amount of Closing Cash shown on the Estimated Purchase Price Certificate.  At the Closing, the Buyer shall make or cause to be made the following payments (in an amount, in the aggregate, equal to the Estimated Purchase Price shown on the Estimated Purchase Price Certificate less the amount of Closing Cash distributed to the Members pursuant to the immediately preceding sentence) by wire transfer of immediately available funds:

(a)

first, to each holder of Closing Indebtedness of the type described in clause (i) of the definition thereof, the amount specified in the payoff letters delivered by the Company to the Buyer;

(b)

second, to the payees of the Sellers’ Expenses in accordance with the bills and wire transfer instructions delivered by the Company to Buyer pursuant to Section 1.3(b)(iii);

(c)

third, $15,000,000 (the “Escrow Fund”) to U.S. Bank, National Association (the “Escrow Agent”), be held in escrow in accordance with the terms of the Escrow Agreement;

(d)

fourth, $1,000,000 to the Agent (the “Agent Fund”), which will be held and disbursed by the Agent in accordance with Sections 1.5, 1.6 and 9.13;

(e)

fifth, to the Company, an amount equal to the total amount of the Sale Bonuses, which shall be paid promptly after the Closing by the Company (less applicable Tax withholdings) as part of its normal payroll process; and

(f)

sixth, the balance to the Sellers in accordance with the Payment Schedule.

1.5.

Agent Fund.  The Agent shall use the Agent Fund to (a) make any payment required to be made for the account of the Sellers or any Seller pursuant to this Agreement, (b) pay any Sellers’ Expenses not otherwise paid at the Closing and (c) pay all costs and expenses incurred by or on behalf of the Agent, in its capacity as such, including all costs and expenses incurred in connection with any pending or threatened dispute or claim with respect to this Agreement, any agreement, document or instrument entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby.  Subject to Section 1.6, the Agent Fund will be held or disbursed, in whole or in part, as determined by the Agent.  The retention by the Agent of any amounts in the Agent Fund shall not be used as evidence that the Sellers have any liability hereunder.  Any amounts received by the Agent, in its capacity as such, including any amounts released from the Escrow Fund, may be used at the Agent’s discretion to increase the Agent Fund.  If the Agent determines to release all or a portion of the Agent Fund, such amounts will be distributed to the Sellers in accordance with Section 1.6.

1.6.

Payments to Sellers.

(a)

General.  All payments hereunder to the Sellers (including payments at Closing pursuant to Section 1.4(f) and amounts disbursed after the Closing from the Agent Fund) will be made in accordance with the Payment Schedule, which shall give effect to the distribution and other provisions of the Company’s Amended and Restated Limited Liability Company Agreement in effect immediately prior to the Closing (the “LLC Agreement”).  For this purpose, it is understood that Bain is selling its capital stock in the Bain Blocker to the Buyer, which represent an indirect interest in the Units held by Bain.

(b)

Withholding.  The Buyer, the Company and the Agent shall be entitled to deduct and withhold from payments hereunder to any Seller or recipient of a Sale Bonus such amounts as are required to be withheld under any Legal Requirement.  The withheld amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholdings were made.

(c)

Payment Schedule.  Attached hereto as Exhibit 1.6(c) is a spreadsheet setting forth each Seller’s share of the Agent Fund and Escrow Fund, such spreadsheet to be updated by the Company to include (i) the aggregate amounts payable to each Seller at Closing and (ii) the aggregate amount of the Sale Bonuses and each recipient of any portion thereof, which updated spreadsheet shall be delivered to the Buyer by the Company at least one day prior to the Closing (such updated spreadsheet, the “Payment Schedule”).

1.7.

Final Determination of Purchase Price.

(a)

Initial Determination.  Within ninety (90) days after the Closing Date, the Buyer will prepare in good faith and deliver to the Agent a certificate (the “Purchase Price Certificate”) executed by the Buyer setting forth (i) an itemized listing of Closing Cash, Closing Indebtedness and Closing Working Capital (collectively, the “Closing Items”), and (ii) the Buyer’s calculation of the final Purchase Price.

(b)

Agent’s Right to Dispute.  If the Agent delivers written notice (the “Disputed Items Notice”) to the Buyer within thirty (30) days after receipt by the Agent of the Purchase Price Certificate stating that the Agent objects to any Closing Items in the Purchase Price Certificate (the “Disputed Items”), the Buyer and the Agent will attempt to resolve and finally determine and agree upon the Disputed Items as promptly as practicable.  If the Agent does not deliver the Disputed Item Notice to the Buyer within thirty (30) days after receipt by the Agent of the Purchase Price Certificate, the Purchase Price specified in the Purchase Price Certificate will be presumed to be true and correct in all respects and will be final and binding on the parties.

(c)

Arbitration of Disputes.  If the Buyer and the Agent are unable to agree upon the Disputed Items within thirty (30) days after delivery of the Disputed Items Notice, the Buyer and the Agent will select an independent, nationally-recognized accounting firm reasonably acceptable to each of them (in either case, the “Independent Accounting Firm”) to resolve the Disputed Items.  The Independent Accounting Firm shall (i) address only the Disputed Items set forth in the Disputed Items Notice and may not assign a value greater than the greatest value claimed for such item by either party or smaller than the smallest value claimed for such item by either party, and (ii) re-calculate the Purchase Price, as modified only by the Independent Accounting Firm’s resolution of the Disputed Items determined in the manner provided herein.  Buyer and Agent will each have the same opportunity to present its position and submit materials regarding the Disputed Items to the Independent Accounting Firm.  The Independent Accounting Firm will make a written determination of each Disputed Item within forty five (45) days after being selected and such determination will be final and binding on the parties.  The fees, costs and expenses of the Independent Accounting Firm will be borne by the party whose positions generally did not prevail in such determination, or if the Independent Accounting Firm determines that neither party could be fairly found to be the prevailing party, then such fees, costs and expenses will be borne fifty percent (50%) by the Agent (such amounts to be paid by the Agent solely from the Agent Fund) and fifty percent (50%) by the Buyer.

(d)

Payment.  At such time as the Closing Items are finally resolved and the Purchase Price is finally determined (taking into account any portion of any Upward Closing Working Capital Adjustment in excess of $1,000,000 at the Closing that was not included in the calculation of the Estimated Purchase Price), either (i) the Buyer shall pay or cause to be paid to the Agent an aggregate amount equal to the excess, if any, of the final Purchase Price over the Estimated Purchase Price, or (ii) the Agent shall cause to be paid to the Buyer, first from the Agent Fund and, if necessary, from the Escrow Fund, an aggregate amount equal to the excess, if any, of the Estimated Purchase Price over the final Purchase Price.

(e)

Access to Information.  The Agent and its accountants, lawyers and representatives will be given full access at all reasonable times to (and shall be allowed to make copies of) the books and records of the Buyer, the Company and its Subsidiaries and to any personnel of the Buyer, the Company and its Subsidiaries reasonably requested by such Persons, in each case in connection with the determination of the Purchase Price or any dispute relating thereto.  The rights of the Agent and Sellers under this Agreement shall not be prejudiced by the failure of the Buyer, the Company or any of its Subsidiaries to comply with this Section.

(f)

Effect on Other Provisions.  No adjustment to the Purchase Price pursuant to this Section shall be considered a breach of any representation, warranty or other provision of this Agreement or any document delivered pursuant to this Agreement.  The Buyer shall not make any claim in respect of the determination of the Purchase Price or any item included within the determination of the Purchase Price other than in accordance with this Section.

(g)

Buyer’s Failure to Deliver Purchase Price Certificate.  If, for any reason, the Buyer fails to deliver the Purchase Price Certificate within the time period required by Section 1.7(a), the Estimated Purchase Price Certificate shall be considered for all purposes of this Agreement as being the “Purchase Price Certificate” delivered by the Buyer pursuant to such Section and the Purchase Price specified therein will be presumed to be true and correct in all respects and will be final and binding on the parties.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Buyer that each of the statements contained in this ARTICLE II is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE II, the Company makes no other representation or warranty (either express or implied).

2.1.

Organization, Power and Standing.  The Company is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.  The Company has full limited liability company power to own, lease and operate its properties and to carry on its business as it is now conducted.  The copies of the certificate of formation of the Company and the LLC Agreement (each as amended to date, the “Company Charter Documents”) that have been delivered to the Buyer by the Company are complete.

2.2.

Subsidiaries.  Except as set forth on Schedule 2.2, the Company has no Subsidiaries and does not, directly or indirectly, own or have the right to acquire any equity interest in any corporation, limited liability company, partnership, joint venture, trust or other business organization. The record owners of all of the issued and outstanding equity securities of each of the Subsidiaries are as listed on Schedule 2.2.  Such equity securities were duly authorized and validly issued, fully paid and nonassessable.  Each Subsidiary is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, as set forth on Schedule 2.2.  Each of the Subsidiaries has the organizational power to own, lease and/or operate its properties and to carry on its business as it is now conducted.  There are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate any Subsidiary to issue any of its equity securities to any third party.  There are no outstanding stock appreciation, phantom stock or profit participation rights or similar rights with respect to any Subsidiary.

2.3.

Foreign Qualifications.  Schedule 2.3 sets forth a complete and accurate list of all jurisdictions in which the Company or any Subsidiary is qualified to do business as a foreign entity.  There are no other jurisdictions in which the Company or any Subsidiary must qualify to do business as a foreign entity, except for any jurisdiction(s) in which the failure to so qualify would not be material to the Company.

2.4.

Due Authorization.  The Company has the limited liability company power and authority and has taken all required limited liability company action on its part necessary to permit it to execute and deliver and to carry out the terms of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby.

2.5.

No Conflict; Required Consents and Approvals.  Except as set forth in Schedule 2.5 and except for applicable filings under the HSR Act, the Company’s execution, delivery and performance of this Agreement and the other agreements, instruments and documents of the Company contemplated hereby will not result in any violation of, be in conflict with or constitute a default under (or event which with the giving of notice or lapse of time or both would become a default) (a) the Company Charter Documents, (b) any Material Contract, (c) any Authorization or (d) any Legal Requirement, except in the case of clauses (b)-(d) for such violations, conflicts or defaults which would not be material to the Company.  Except as set forth on Schedule 2.5 and except for applicable filings under the HSR Act, no consent, order, approval, authorization, declaration or filing with or from any Governmental Authority or any party to a Material Contract is required on the part of the Company or any Subsidiary for or in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for those which, if not obtained, would not be material to the Company.

2.6.

Validity and Enforceability.  This Agreement is, and each of the other agreements, instruments and documents of the Company contemplated hereby will be when executed and delivered by the Company, the valid and binding obligations of the Company enforceable against the Company in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

2.7.

Capitalization.  Schedule 2.7 sets forth a complete and accurate list of all outstanding Units and the registered holders of such Units as of the date of this Agreement including any Distribution Threshold(s) (as defined in the LLC Agreement) applicable thereto.  All outstanding Units are duly authorized and validly issued.  Except as set forth on Schedule 2.7, there are no outstanding options, warrants, convertible or exchangeable securities or other rights that would obligate the Company to issue equity interests of any class or series.  The offer, issuance and sale of all outstanding Units complied in all material respects with all applicable preemptive rights.  Except as set forth on Schedule 2.7, there are no agreements to which the Company is a party relating to the acquisition, disposition, voting or registration of any Units of the Company.  There are no outstanding stock appreciation, phantom stock or profit participation rights or similar rights with respect to the Company.

2.8.

Financial Statements; Undisclosed Liabilities.

(a)

The Company has delivered to the Buyer (i) audited consolidated balance sheets of the Company and its Subsidiaries as at December 31, 2008 and December 31, 2009, and audited consolidated income statements and statements of cash flows for the fiscal years then ended, and (ii) an unaudited consolidated balance sheet of the Company and its Subsidiaries as at March 31, 2010 (the “Most Recent Balance Sheet” and the date thereof the “Balance Sheet Date”) and unaudited consolidated income statements and statements of cash flows for the three-month period then ended.  Except as set forth on Schedule 2.8(a) with respect to the unaudited financial statements referred to in (ii) above, such financial statements and the notes thereto, if any, fairly present in all material respects the consolidated financial condition and the results of operations and cash-flows of the Company and its Subsidiaries for the periods then ended and have been prepared in accordance with GAAP (except as otherwise stated therein or in the case of unaudited financial statements for the omission of footnotes and subject to year-end adjustments, none of which alone or in the aggregate would have a Company Material Adverse Effect).

(b)

The Company does not have any material obligation or liability (whether accrued, absolute, contingent or otherwise, whether due or to become due and regardless of when or by whom asserted) that would be required by GAAP to be reflected on a balance sheet, except (i) for (A) liabilities, accounts payable and accrued expenses reflected on the Most Recent Balance Sheet and (B) other similar amounts incurred in the ordinary course of business since the Balance Sheet Date (with the understanding that any such liability which arises or results from the Company's breach of contract, breach of warranty, tort, or violation of law since the Balance Sheet Date shall not have been incurred in the ordinary course of business), (ii) for obligations of future performance under contracts set forth on a Schedule hereto and other contracts entered into in the ordinary course in accordance with this Agreement that are not required to be listed on a Schedule hereto, and (iii) as set forth on Schedule 2.8(b).

(c)

Subject to any reserves set forth in the Most Recent Balance Sheet, the accounts receivable shown on the Most Recent Balance Sheet are valid receivables subject to no material setoffs or counterclaims and represent bona fide claims against debtors.

(d)

The Company maintains internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

2.9.

No Material Adverse Change.  Since December 31, 2009, except as set forth on Schedule 2.9 and except for the transactions contemplated by this Agreement, (a) the Company and its Subsidiaries have conducted the Business in all material respects in the ordinary course of business consistent with past practice, (b) no Lien has been placed upon any of the Company’s or any Subsidiary’s assets, other than Permitted Liens, (c) the Company has not declared any dividend or distribution or redeemed any of its equity securities, (d) neither the Company nor any Subsidiary has acquired or disposed of any material assets, except in the ordinary course of business and with an aggregate value of less than $100,000, (e) there has been no damage, destruction or casualty loss (whether or not covered by insurance) with respect to any of the assets or properties of the Company or any Subsidiary in which the damages, losses or expenses to the Company exceed $100,000, (f) neither the Company nor any Subsidiary has made any change in the compensation paid or payable to any employee whose  annual base salary prior to any such change  exceeds $100,000, other than any change pursuant to any contract, agreement or arrangement listed on a Schedule hereto, (g) neither the Company nor any Subsidiary has cancelled or waived any claims with a potential value in excess of $100,000, (h) there has been no amendment to the Company Charter Documents (except as contemplated by this Agreement), (i) there has been no change (whether or not in the ordinary course of business) in any method of accounting or accounting policies, (j) there has been no acceleration or delay in the Company’s or its Subsidiaries’ general practice with respect to the collection of accounts receivable or the payment of accounts payable, (k) there has been no (i) sale, assignment, transfer, lease, license or other encumbrance of any Company Intellectual Property other than in the ordinary course of business or (ii) disclosure of any confidential information other than in circumstances in which the Company or a Subsidiary has imposed reasonable confidentiality restrictions, or (iii) abandonment or lapse of any material Intellectual Property right, and (l) there has been no Company Material Adverse Effect.

2.10.

Material Contracts.  Schedule 2.10 hereto sets forth, as of this Agreement, a list of all of the following contracts and agreements for the Company and its Subsidiaries (except for those which will be terminated at or prior to the Closing (the “Terminated Contracts”), which such Terminated Contracts are identified on Schedule 2.10 as such):

(a)

contracts or leases with respect to which the Company or any Subsidiary has a stated obligation of more than $250,000 within the twelve (12) month period from and after the date of this Agreement, other than purchase orders entered into in the ordinary course of business;

(b)

contracts under which Company or any Subsidiary has borrowed or loaned any money or has issued any note, bond, indenture or other evidence of indebtedness or directly or indirectly guaranteed indebtedness, liabilities or obligations of others (it being understood and agreed by the Buyer that any activities undertaken in the processing and settlement of payments in servicing customers in the ordinary course operation of the Business consistent with past practice, that could arguably be required to be disclosed in response to this representation do not need to be disclosed, and the failure to disclose such information shall not be deemed to be a breach of this representation);

(c)

contracts which place any material limitation on the operation of the Business, such as agreements with non-solicitation, non-compete, exclusivity or “most favored nation” provisions;

(d)

employment, bonus, severance, retention and deferred compensation agreements;

(e)

contracts with any labor union or association relating to current employees of the Company or any Subsidiary, or collective bargaining agreements;

(f)

contracts with any Affiliate of the Company;

(g)

distribution and reseller agreements;

(h)

research and development agreements;

(i)

contracts with Governmental Authorities;

(j)

leases of equipment or real property or licenses of Intellectual Property to the Company or any Subsidiary from another Person pursuant to which Company or any Subsidiary paid such Person more than $50,000 in the twelve (12) month period preceding the Balance Sheet Date;

(k)

franchise, partnership and joint venture agreements;

(l)

contracts with the customers and vendors listed in Schedule 2.15;

(m)

contracts with respect to mergers, amalgamations or acquisitions by the Company or any Subsidiary; and

(n)

contracts that are not otherwise listed elsewhere on Schedule 2.10 under which the consequences of a default or termination would reasonably be expected to have a Company Material Adverse Effect.

All of the foregoing contracts and the Leases are sometimes collectively referred to herein as the “Material Contracts”.  The Company has made available to the Buyer true and correct copies of all Material Contracts.  Each Material Contract is a legal, valid and binding obligation of the Company or its Subsidiary, as the case may be, and each Material Contract is enforceable against the Company or its Subsidiary, as the case may be, in accordance with the terms thereof, in all cases subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws now or hereafter in effect relating to creditors rights generally and general principles of equity.  To the Company’s knowledge, each Material Contract is legal, valid, binding and enforceable against the other parties thereto in accordance with the terms thereof, subject to applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium and similar laws now or hereafter in effect relating to creditors rights generally and general principles of equity.  Neither the Company nor any Subsidiary is in default under any Material Contract, and to the Company’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default by the Company or any Subsidiary or permit any third party to terminate, modify or accelerate such Material Contract.  Neither the Company nor any Subsidiary has expressly waived any of its material rights under any Material Contract.  To the knowledge of the Company, no other party to any Material Contract has materially breached or is in material default thereunder, and to the Company’s knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default by such party or permit the Company or any Subsidiary to terminate, modify or accelerate such Material Contract.  Except as set forth on Schedule 2.5, the transactions contemplated by this Agreement will not afford any other party to a Material Contract the right to terminate such Material Contract.

2.11.

Real Property.

(a)

Neither the Company nor any of its Subsidiaries owns any real property, except as set forth on Schedule 2.11(a) (the “Owned Real Property”).  With respect to the Owned Real Property, except as set forth on Schedule 2.11(a):  (i) there are, except for Permitted Liens, no leases, subleases or other agreements granting to any party or parties the right of use or occupancy of any portion of the Owned Real Property; (ii) the Company or one of its Subsidiaries has marketable fee simple title to such Owned Real Property free and clear of all Liens, other than Permitted Liens and Liens described in First American Title Insurance Policy No. OP712448, dated September 27, 2005, (iii) none of the buildings on the Owned Real Property is in need of maintenance or repairs, normal wear and tear and maintenance excepted, (iv) there are not outstanding options, rights of first offer or rights of first refusal to purchase the Owned Real Property or any portion thereof or interests therein; (v) the Company has not received any written notice from the insurers of the Owned Real Property relating to any material violations, deficiencies or need for repairs; (vi) there is no pending or, to the knowledge of the Company, threatened condemnation, eminent domain or similar proceeding with respect to any Owned Real Property.

(b)

Schedule 2.11(b) describes each interest in real property leased by the Company and its Subsidiaries, including the lessor of such leased property, and identifies each lease or any other arrangement under which such property is leased (each, a “Lease”).  The Company has delivered to Buyer a true and complete copy of each such Lease, each of which is in full force and effect.  None of the Company’s or its Subsidiaries’ possession and quiet enjoyment of the leased real property under any such Lease has been disturbed, and to the knowledge of the Company, (i) no third party has any right to disturb such Lease, and (ii) there are no material disputes with respect to such Lease.  The other party to each such Lease is not an Affiliate of, and otherwise does not have any economic interest in, the Company.  Except as set forth on Schedule 2.11(b), none of the Company or its Subsidiaries has collaterally assigned or granted any other security interest in such Lease or any interest therein.  The Company and its Subsidiaries have not received any written notice from any landlord asserting the existence of an uncured default under any such Lease or been informed in writing that the lessor under any such Lease has taken action or, to the knowledge of Company, threatened to terminate the Lease before the expiration date specified in the Lease.  Neither the Company nor any Subsidiary subleases any leased real property to any Person other than to the Company or a Subsidiary.

2.12.

Personal Property; Asset Sufficiency.

(a)

The Company and each of its Subsidiaries has good title to or a valid leasehold, license or other similar interest in its tangible personal property, free and clear of all Liens, except for Permitted Liens.

(b)

The material tangible personal property of the Company and its Subsidiaries, taken as a whole, is in adequate condition to conduct the business of the Company and its Subsidiaries as the same is conducted on the date of this Agreement (the “Business”), normal wear and tear and maintenance excepted, and includes all material tangible personal property that is reasonably necessary to permit the Company and its Subsidiaries to conduct the Business.

As used herein, the term “Permitted Liens” means (a) such imperfections of title, easements, encumbrances, Liens or restrictions which do not materially impair the current use of the Company’s or any Subsidiary’s assets, (b) materialmen’s, mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s, landlord’s and other like Liens arising in the ordinary course of business and that relate to obligations not yet due or delinquent, (c) Liens for Taxes not yet due and payable, or being contested in good faith and for which a reserve, determined in accordance with GAAP, has been established on the Company’s financial statements, (d) purchase money Liens incurred in the ordinary course of business, (e) the Liens listed on Schedule 2.12, (f) any Liens created as a result of any act taken by or through the Buyer or any of its Affiliates, or (g) as of the date hereof, Liens securing any Closing Indebtedness.

2.13.

Intellectual Property.

(a)

As used herein “Intellectual Property” means all intellectual property rights of every kind including all (i) all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) trademarks and service marks (registered or unregistered) and registrations and applications for registration thereof; (iii) copyrights (registered or unregistered) and registrations and applications for registration thereof; (iv) trade secrets and (v) other proprietary rights in Technology of every kind and nature.  As used herein, “Company Intellectual Property” means Intellectual Property owned or used by the Company or any Subsidiary.  As used herein, “Technology” means all confidential and proprietary information, know-how, techniques, inventions (whether or not patented or patentable), algorithms, routines, software, files, databases, data collections, formulas, works of authorship or processes, web site addresses, domain names and all instantiations of the foregoing in any form and embodied in any media.

(b)

Schedule 2.13(b) hereto contains a list of all material Company Intellectual Property included in clauses (i), (ii) and (iii) of the definition of Intellectual Property that the Company or any Subsidiary owns and has registered with a Governmental Authority, or with respect to which the Company or any Subsidiary has filed an application for such a registration, except for any Company Intellectual Property which has been abandoned by the Company or such Subsidiary.  The Company or one of its Subsidiaries (i) has made all necessary filings and paid all necessary registration, maintenance and renewal fees for the purpose of maintaining such Company Intellectual Property and (ii) is the exclusive owner of such Company Intellectual Property.

(c)

Schedule 2.13(c) contains a list of all domain names of which the Company or any Subsidiary is the registrant (by direct registration or proxy).

(d)

Schedule 2.13(d) contains a list of (i) all material licenses granted by the Company or any Subsidiary to any third party with respect to any owned Company Intellectual Property, and (ii) all material licenses granted by any third party to the Company or any Subsidiary with respect to any licensed Company Intellectual Property, excluding “off-the-shelf” or “shrink wrap” products and technology licensed to the Company or any Subsidiary (collectively, the “IP Licenses”).  The Company has made available to the Buyer true and correct copies of all IP Licenses.  The Company or such Subsidiary, as the case may be, and, to the knowledge of the Company, each other party thereto, has performed all obligations required under the IP Licenses, except for those obligations the non-performance of which would not have a Company Material Adverse Effect.  Neither the Company nor any of its Subsidiaries is in material default under any IP License and, to the knowledge of the Company, no third party is in material default under any IP License.  Except as set forth on Schedule 2.5, the transactions contemplated by this Agreement will not afford any other party the right to terminate any IP License.

(e)

Except as set forth on Schedule 2.13(e), (i) neither the Company nor any Subsidiary is violating, infringing or misappropriating any of the Intellectual Property set forth in clauses (iii) or (iv) of the definition of Intellectual Property and, to the Company’s knowledge, any other Intellectual Property of any other Person and (ii) to the Company’s knowledge, no third party is violating, infringing or misappropriating any Company Intellectual Property owned by or licensed to the Company or any Subsidiary, excluding with respect to licensed Company Intellectual Property, any “off-the-shelf” or “shrink wrap” products or Technology licensed to the Company or any Subsidiary.  Except as set forth on Schedule 2.13(e), since January 1, 2007, neither the Company nor any Subsidiary has received any written notice from any Person claiming any violation, infringement or misappropriation by the Company or any Subsidiary of another Person’s Intellectual Property rights (including any demands or “unsolicited offers” to license Intellectual Property from another Person).  Except as set forth on Schedule 2.13(e), no claims are pending or, to the Company’s knowledge, threatened, against the Company or any Subsidiary by any Person regarding the use or ownership of any Company Intellectual Property, or challenging or questioning the validity or enforceability of any Company Intellectual Property.

(f)

The Company has taken reasonable steps to prevent the unauthorized disclosure or use of its material trade secrets and confidential information.  The Company has a policy requiring all employees and third party contractors with access to trade secrets and confidential information, or who assist with the development of Company Intellectual Property, to execute confidentiality and assignment agreements.

(g)

Except as set forth on Schedule 2.13(g), none of the software owned by the Company or any Subsidiary has been distributed in conjunction with any open source, community source, shareware, freeware or other code in a manner that would result in such software being covered by the GNU General Public License or any other similar licensing regime that would require the Company to disclose and distribute its own source code.

(h)

Schedule 2.13(h) includes a list of all material unregistered trademarks currently used by the Company or any Subsidiary along with the duration of continuous use and the geographic scope of such use.

2.14.

Warranty Claims.  There are no material written claims pending against the Company or any Subsidiary alleging any material defects in the Company’s or any Subsidiary’s products, or alleging any material failure of the products of the Company or any Subsidiary to meet published specifications.

2.15.

Customers and Vendors.  Schedule 2.15 hereto sets forth a list of (a) each customer of the Company who accounted for at least $250,000 of the Company’s consolidated gross sales for the twelve month period ending December 31, 2009, and (b) the top twenty vendors based on the aggregate dollar amount of purchases of vendor product by the Company (on a consolidated basis) during such fiscal year.  No such customer or vendor has informed the Company in writing or, to the Company’s knowledge, orally that it intends to terminate its business relationship with the Company.

2.16.

Compliance with Legal Requirements.  The Company and its Subsidiaries are and, since January 1, 2007 have been, in compliance with all Legal Requirements (except as to Taxes, as to which Section 2.18 only applies, to Benefit Plans, as to which Section 2.21 only applies, and to Environmental Laws, as to which Section 2.22 only applies), except where non-compliance would not have a Company Material Adverse Effect.  Except as set forth on Schedule 2.16, since January 1, 2007, neither the Company nor any Subsidiary has received any written notice from any Governmental Authority alleging any violation of any Legal Requirement.  As used herein, the term “Legal Requirements” means, with respect to any Person, all foreign, federal, state and local statutes, laws, ordinances, judgments, decrees and orders and all governmental rules and regulations applicable to such Person.

2.17.

Licenses and Permits.  Schedule 2.17 hereto sets forth a list of all licenses, permits and authorizations of Governmental Authorities held by the Company and each Subsidiary (except for licenses, permits and authorizations relating to Taxes, as to which Section 2.18 only applies and/or Environmental Laws, as to which Section 2.22 only applies ) (collectively, the “Authorizations”).  The Authorizations are in full force and effect.  The Company and each of its Subsidiaries comply in all material respects with the Authorizations.  To the knowledge of the Company, no Governmental Authority has threatened the suspension or cancellation of any Authorization.

2.18.

Taxes.  The representations and warranties set forth in this Section 2.18 are subject in all respects to the qualifications and disclosures set forth on Schedule 2.18.

(a)

As used herein,

“Tax” or “Taxes” means any and all federal, state, provincial, local, foreign and other taxes, duties and similar governmental charges in the nature of taxes (including any interest, fines, assessments, penalties or additions to tax imposed in connection therewith or with respect thereto) including (A) taxes imposed on, or measured by, income, profits or gross receipts; and (B) ad valorem, value added, capital gains, sales, goods and services, use, real or personal property, franchise, capital stock, license, branch, payroll, estimated withholding, employment, social security (or similar), unemployment, compensation, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes, and customs duties.

“Tax Returns” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to Taxes and any schedules attached to or amendments of any of the foregoing.

(b)

The Company has made available to the Buyer true and correct copies of the Tax Returns of the Company and its Subsidiaries for all open taxable years.  All such Tax Returns are true and correct in all material respects.  The Company and its Subsidiaries have paid all Taxes due and payable, including all Taxes shown on those Tax Returns as being due and payable other than those not yet delinquent or being contested in good faith.  The Company has in effect an election pursuant to Section 754 of the Code.  The Companies and its Subsidiaries have not elected to be taxed as associations taxable as corporations.

(c)

Neither the Company nor any Subsidiary has any currently effective waiver that would have the effect of extending any applicable statute of limitations in respect of any of its Tax liabilities.  The Company does not know of any unpaid assessment against the Company or any Subsidiary of any Taxes for any fiscal period or of any pending or threatened tax examination or audit by any taxing authority.

(d)

No Governmental Authority has given written notice of any intention to assert any deficiency or claim for additional Taxes against the Company or any of its Subsidiaries.  All Taxes that the Company and each Subsidiary is required by law to withhold or to collect for payment have been duly and timely withheld and collected and, to the extent required, timely paid to the proper Governmental Authority.  There are no Tax Liens pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, other than Permitted Liens.  Other than the LLC Agreement, there are no outstanding tax-sharing agreements between the Company and any Subsidiary or other Person.  In accordance with the provisions of Section 7.10(a) hereof, effective upon the Closing, the LLC Agreement shall be terminated in its entirety, and accordingly there will be no Tax liability under the LLC Agreement as of the Closing that could be imposed upon any of the Company, its Subsidiaries and the Buyer.  Neither the Company nor any Subsidiary is liable for the Taxes of any other Person, other than withholding Taxes arising in the ordinary course of business.

2.19.

Litigation.  Except as disclosed on Schedule 2.19, there is no Action pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary.  As of the date of this Agreement, neither the Company nor any Subsidiary has current plans to initiate any action, arbitration, litigation or proceeding against another Person.  As used herein, the term “Action” means any claim, action, suit, proceeding (including any arbitration proceeding) or investigation (but in the case of an investigation, only if such investigation is by a Governmental Authority).

2.20.

Employees and Compensation.

(a)

The employees of the Company or any Subsidiary are not represented by any union and, to the knowledge of the Company, there is no labor strike, slowdown, stoppage or organizational effort pending or threatened against the Company or any Subsidiary.

(b)

Schedule 2.20(b) sets forth (i) a true and correct list of the name and current annual salary of each officer or employee of the Company or any Subsidiary and (ii) the total cash compensation paid to each such officer or employee for the most recently completed fiscal year.

2.21.

Benefit Plans.

(a)

Schedule 2.21 hereto sets forth all employee benefit plans and arrangements (including plans described in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) currently maintained by the Company or any Subsidiary for the general benefit of their employees, or previously maintained by the Company or any Subsidiary for the general benefit of their employees with respect to which the Company or any Subsidiary has any liability (the “Benefit Plans”).

(b)

With respect to each Benefit Plan, the Company has made available to the Buyer true and complete copies of the following documents, if applicable:  (i) any and all plan documents and agreements, and all amendments thereto; (ii) any and all outstanding summary plan descriptions and material modifications thereto; (iii) the most recently filed IRS Form 5500 annual report; (iv) the most recent determination letter received from the Internal Revenue Service with respect to each Benefit Plan intended to qualify under Section 401 of the Internal Revenue Code of 1986, as amended (the “Code”), and (v) the most recent annual and periodic accounting of plan assets.

(c)

Except as set forth on Schedule 2.21, with respect to each Benefit Plan:  (i) such plan has been administered in accordance with its terms and all Legal Requirements in all material respects; (ii) no breach of fiduciary duty has occurred with respect to which the Company, any Subsidiary or any Benefit Plan could reasonably be expected to have any material liability; (iii) no material disputes nor any audits by any Governmental Authority are pending or, to the knowledge of the Company, threatened; (iv) no non-exempt “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) has occurred with respect to which the Company, any Subsidiary or any Benefit Plan would have any material liability; and (v) no Benefit Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.

(d)

Except as set forth on Schedule 2.21, the consummation of the transactions contemplated by this Agreement will not (i) accelerate the time of payment or vesting under any Benefit Plan or (ii) increase the amount of compensation or benefits due to any individual under any Benefit Plan.

(e)

To the knowledge of the Company, no fact or event has occurred since the date of any IRS determination letter referred to above in Section 2.21(b)(iv) for any Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code that would materially and adversely affect the ability of the Company or any Subsidiary to rely on such determination letter.  None of the Benefit Plans are intended to satisfy the requirements of Section 501(c)(9) of the Code.

(f)

Except as set forth on Schedule 2.21(f), no Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company for periods extended beyond their retirement or other termination of service other than coverage mandated by any Legal Requirement.

(g)

The terms of each of the Benefit Plans which is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code (and associated Treasury Department guidance, including the applicable requirements of all transition guidance (collectively, “Guidance”)) comply with Section 409A of the Code (and associated Guidance), and each such “nonqualified deferred compensation plan” has been operated in compliance with Section 409A of the Code (and associated Guidance).  Neither the Company nor any Subsidiary or ERISA Affiliate has any obligation to indemnify any participant of any Benefit Plan for any taxes imposed under Section 409A of the Code.

(h)

To the extent permitted by applicable law and the applicable Benefit Plan, each Benefit Plan can be amended or terminated at any time, without consent from any other party and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination).

(i)

None of the Company, any Subsidiary, or any ERISA Affiliate has incurred any liability, or is reasonably expected to incur any liability, under Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, including any liability under Section 4069 or Section 4212(c) of ERISA. "ERISA Affiliate" means any entity with which the Company or any Subsidiary would be deemed to be a single employer under Section 414(b),(c),(m) or (o) of the Code, or Section 4001 of ERISA.

(j)

No event has occurred that presents a material risk that any Benefit Plan that is intended to be qualified under Code Section 401(a) has experienced a partial termination within the meaning of Code Section 411(d)(3).

2.22.

Environmental Laws.  Each of the representations and warranties set forth in this Section 2.22 is made to the Company’s knowledge only and is subject in all respects to the further qualifications and disclosures set forth on Schedule 2.22.

(a)

For purposes of this Agreement, the following definitions shall apply:

(i)

“Environment” shall mean soil, surface waters, groundwaters, land, surface or subsurface strata and ambient air.

(ii)

“Environmental Claim” shall mean any litigation, proceeding, order, directive, summons, complaint, citation or notice of violation from any Governmental Authority relating to Environmental Laws or Hazardous Substances.

(iii)

“Environmental Laws” shall mean all foreign, federal, provincial, state and local statutes, regulations, rules and ordinances relating to pollution, Hazardous Substances or the discharge of materials into the Environment.

(iv)

“Hazardous Substances” shall mean any substance which is a “hazardous substance”, “hazardous waste”, “toxic substance”, “toxic waste”, “pollutant”, “contaminant” or words of similar import under any Environmental Law.

(b)

The operations of the Company and its Subsidiaries comply with all applicable Environmental Laws, except where noncompliance would not have a Company Material Adverse Effect.

(c)

The use, handling, manufacture, treatment, processing, storage, generation, release, discharge and disposal of Hazardous Substances by the Company and its Subsidiaries comply with all applicable Environmental Laws, except where noncompliance would not have a Company Material Adverse Effect.

(d)

The Company and each Subsidiary has obtained all material permits, licenses and authorizations required under applicable Environmental Laws, and the operations of the Company and its Subsidiaries comply with the terms and conditions of such required permits, licenses and authorizations, except where noncompliance would not have a Company Material Adverse Effect.

(e)

There are no pending or, to the knowledge of the Company, threatened Environmental Claims against the Company or any Subsidiary.

2.23.

Insurance.  The Company and its Subsidiaries are currently insured under the insurance policies listed on Schedule 2.23.  The Company and the Subsidiaries comply in all material respects with the terms and provisions of such insurance policies.  Except as disclosed on Schedule 2.23, as of the date of this Agreement, there are no pending claims under any such insurance policy as to which the respective insurers have denied coverage, and all claims have been timely made.  All premiums due to date under such policies have been paid.

2.24.

Affiliate Transactions.  Except for employment relationships and the payment of compensation and benefits in the ordinary course of business and except as otherwise disclosed on Schedule 2.24, none of the Company or its Affiliates and their respective officers, directors, employees or Affiliates (other than the Company and its Subsidiaries) or, to the knowledge of the Company, any individual related by blood, marriage or adoption to any such Person, or any entity in which such Person has a beneficial interest, has been involved in any material business arrangement or relationship with the Company or its Subsidiaries within the past twelve (12) months, or is a party to any contract, understanding or commitment with the Company or its Subsidiaries, and none of the Company’s Affiliates (other than the Company and its Subsidiaries) owns or has any interest in any asset, tangible or intangible, which is used in the Business.

2.25.

Brokers.  Except for William Blair & Company, LLC, neither the Company nor any Subsidiary has dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and the Company and its Subsidiaries are under no obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of the Company or any Subsidiary.

ARTICLE III

REPRESENTATIONS AND WARRANTIES CONCERNING EACH SELLER

Each Seller severally, but not jointly, represents and warrants solely as to such Seller (and not as to any other Seller) that each of the statements contained in Sections 3.1 through 3.4 and Sections 3.6 through 3.7 is true and correct as of the date such Seller executes and delivers a signature page to this Agreement and as of the Closing Date.  Except for the representations and warranties expressly set forth in this ARTICLE III, no Seller makes any other representation or warranty (either express or implied).

3.1.

Title.  Such Seller (other than Bain) owns the Units reflected as being owned by such Seller on Schedule 2.7, free and clear of any and all Liens other than restrictions on transfers under applicable securities laws and the LLC Agreement or as otherwise set forth on Schedule 2.7.

3.2.

Authority.  If an individual, such Seller is legally competent to execute and deliver this Agreement.  If not an individual, such Seller has the organizational power to enter into this Agreement and such Seller’s execution and delivery of this Agreement has been duly authorized by all necessary organizational action.

3.3.

No Conflict.  Such Seller’s execution, delivery and performance of this Agreement will not result in any violation of, be in conflict with or constitute a material default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which such Seller is a party or by which such Seller is bound.

3.4.

Enforceability.  This Agreement is the valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

3.5.

Bain Blocker.  In addition to its representations set forth in Sections 3.2 through 3.4 above and Sections 3.6 and 3.7 below, Bain severally, and not jointly, represents and warrants to the Buyer that it owns all of the outstanding capital stock in the Bain Blocker as set forth on Schedule 3.5 and that except as set forth on Schedule 3.5, or in this Agreement, any other agreement related to the transactions contemplated hereby, or the Company Charter Documents, (a) the Bain Blocker is a holding company and has never engaged in any business other than incident to its ownership of Units and membership in the Company, (b) the Bain Blocker does not own any assets other than cash and the Units owned by the Bain Blocker, and (c) all of the Bain Blocker’s obligations or liabilities (whether accrued, absolute, contingent, or otherwise, whether or not known to Bain or the Bain Blocker, whether due or to become due and regardless of when or by whom asserted) will be satisfied and discharged as of the Closing (“Covered Liabilities”), other than with respect to Taxes; and with respect to Taxes, all of the Bain Blocker’s liabilities for Taxes will be Covered Liabilities, other than Taxes that are not yet due and payable.  The Bain Blocker owns the Units reflected as being owned by Bain Blocker on Schedule 2.7, free and clear of any and all Liens other than restrictions on transfers under applicable securities laws and the LLC Agreement.

3.6.

Litigation.  There is no Action pending, or, to such Seller’s knowledge, threatened to be brought against such Seller before any Government Authority that seeks to question, delay or prevent the consummation of the transactions contemplated hereby by such Seller.

3.7.

Brokers.  Such Seller has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and such Seller is not under any obligation to pay any broker’s fee, finder’s fee or commission in connection with the consummation of the transactions contemplated by this Agreement as a result of any agreement of such Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES CONCERNING THE BUYER

The Buyer represents and warrants to the Company, the Agent and the Sellers that each of the statements contained in this ARTICLE IV is true and correct.  Except for the representations and warranties expressly set forth in this ARTICLE IV, Buyer makes no other representation or warranty (either express or implied).

4.1.

Organization, Power and Standing.  The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, with all requisite power and authority to own its properties and to carry on its business as such business is now conducted.

4.2.

Power and Authority; No-Conflict.  The Buyer has full power and authority and has taken all action necessary to permit it to execute and deliver and to carry out the terms of this Agreement and all other agreements, instruments and documents of the Buyer required hereby and none of such actions will result in any violation of, be in conflict with or constitute a default under any charter, by-law, organizational document, Legal Requirement, contract, agreement or instrument to which the Buyer is a party or by which the Buyer or any of its assets is bound.

4.3.

Consents and Approvals.  Except as set forth on Schedule 4.3 and except for applicable filings under the HSR Act, no consent, order, approval, authorization, declaration or filing from or with any Governmental Authority or third party is required on the part of the Buyer for the execution, delivery and performance of this Agreement or any other agreement, instrument or document contemplated hereby by the Buyer or for the consummation of the transactions contemplated herein or therein.

4.4.

Validity and Enforceability.  This Agreement constitutes, and each other agreement, instrument and document of the Buyer contemplated hereby will be when executed and delivered by Buyer, the valid and legally binding obligation of the Buyer, enforceable against it in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and by laws related to the availability of specific performance, injunctive relief or other equitable remedies.

4.5.

Brokers.  Except as set forth on Schedule 4.5, the Buyer has not dealt with any broker, finder or similar agent with respect to the transactions contemplated by this Agreement, and Buyer is not under any obligation to pay any broker’s fee, finder’s fee, commission or similar amount in connection with the consummation of the transactions contemplated by this Agreement.

4.6.

Financial Ability.  The Buyer has the financial capability to consummate the transactions contemplated by this Agreement, and the Buyer understands that the Buyer’s obligations hereunder are not in any way contingent or otherwise subject to (a) the consummation of any financing arrangements or obtaining the Financing or any other financing or (b) the availability of the Financing or any other financing to Buyer or any of its Affiliates.

4.7.

No Other Agreements.  Except for the agreements expressly contemplated hereby, none of the Buyer or any of its Affiliates has any other agreements, arrangements or understandings with any director, officer, employee, consultant, stockholder or Affiliate of the Company or any Subsidiary in respect of the transactions contemplated hereby.

4.8.

Litigation.  There is no Action pending, or, to the knowledge of Buyer, threatened to be brought against the Buyer before any Government Authority that seeks to question, delay or prevent the consummation of the transactions contemplated hereby by the Buyer.

4.9.

Independent Investigation; No Other Representations or Warranties of the Sellers or the Company.  The Buyer agrees that the only representations and warranties of the Sellers and the Company are those explicitly set forth in this Agreement.  Without limiting the generality of the foregoing, the Buyer agrees that no representation or warranty, express or implied, is made with respect to any financial projections or budgets that have been provided or otherwise made available to the Buyer or its lending sources for the Financing.  The Buyer further covenants, acknowledges and agrees that it (a) has made its own investigation into, and based thereon has formed an independent judgment concerning, the Company and its business, (b) has been given adequate access to such information about the Company and its business as the Buyer has reasonably requested, and (c) will not assert any claim against any Seller or any of their respective partners, directors, officers, employees, advisors, agents, stockholders, consultants, investment bankers, brokers, representatives or controlling persons, or any Affiliate of any of the foregoing, or seek to hold any such Persons liable, for any inaccuracies, misstatements or omissions with respect to any information made available to the Buyer or any of its Affiliates; provided, however, that this Section 4.9 shall not preclude the Buyer from asserting claims for indemnification in accordance with ARTICLE VII or any other claim permitted by Section 7.8.

ARTICLE V
COVENANTS

5.1.

Access to Information; Confidentiality.

(a)

From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company shall permit the Buyer and its representatives access, upon reasonable notice and during normal business hours, to (a) the properties, books and records of the Company and its Subsidiaries and (b) employees, advisors, consultants and other personnel of the Company and its Subsidiaries.  Any such access shall at all times be managed by and conducted through those representatives of the Company identified by the Company, and shall be subject to such additional limitations as the Company may reasonably require to prevent disclosure of the transactions contemplated hereby, the disruption of the business of the Company or any Subsidiary, the disclosure of any confidential or legally privileged information, and/or the disclosure or use of any Personal Information other than in compliance with applicable privacy laws.  Without limiting the generality of the foregoing, neither the Buyer nor its representatives shall disclose to any third party any information that is Personal Information unless the individual(s) to whom that Personal Information pertains has consented to that disclosure.  “Personal Information” means any information in the possession or control of the Company about an identifiable individual other than the name, title or business address or telephone number of an employee.

(b)

The confidentiality agreement between the Company and the Buyer dated January 11, 2010 shall remain in full force and effect and the Buyer and its Affiliates and representatives shall continue to comply with the provisions of such agreement.  This Agreement and all information made available to the Buyer and its Affiliates and representatives shall be subject to such confidentiality agreement.  If this Agreement is terminated for any reason, the duration of the confidentiality, non-solicitation and no-hire provisions of the confidentiality agreement shall be deemed extended, without any further action by the parties, for a period of time equal to the period of time elapsed between the date such confidentiality agreement was initially signed and the date of termination of this Agreement.

5.2.

Conduct of Business.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, except as set forth on Schedule 5.2, as otherwise contemplated by this Agreement or required by any Legal Requirement, or as consented to in writing by the Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company shall comply with the following covenants:

(a)

Required Actions.  The Company shall, and shall cause each Subsidiary to:

(i)

maintain its legal existence; and

(ii)

conduct the Business only in the ordinary course consistent with past practice.

(b)

Prohibited Actions.  The Company shall not, and shall not permit any Subsidiary to, do any of the following:

(i)

effect any change to the Company Charter Documents or the respective organizational documents of the Subsidiaries (except as otherwise contemplated by this Agreement);

(ii)

acquire, lease, license or dispose of any properties or assets, except in the ordinary course of business consistent with past practice;

(iii)

incur any indebtedness for borrowed money, other than in the ordinary course of business;

(iv)

subject any of its properties or assets to any Lien, other than Permitted Liens;

(v)

in the case of the Company only, make any non-cash dividend or distribution or, except as required by the terms of existing Units, issue, repurchase or redeem any shares or any options, warrants, convertible or exchangeable securities or other rights to acquire limited liability company interests of the Company;

(vi)

modify or amend in any material respect or cancel or terminate any Material Contract, other than in the ordinary course of business consistent with past practice;

(vii)

make any change in its Tax or accounting practices, other than any change required by GAAP or any Legal Requirement;

(viii)

make any change to any Tax Return, other than any change required by any Legal Requirement;

(ix)

acquire any business, whether by merger, amalgamation or consolidation, purchase of assets or equity interests or any other manner;

(x)

make any capital expenditures other than capital expenditures in the ordinary course of business consistent with past practice or contemplated by the Company’s existing budget;

(xi)

make any increase in the cash compensation of any employee, other than (A) any change required by any Legal Requirement or any contract, agreement or arrangement listed on a Schedule hereto and (B) the Sale Bonuses;

(xii)

make any material change to any of the Benefit Plans, other than any changes in the ordinary course of business or required by any Legal Requirement; or

(xiii)

commit to do any of the foregoing.

5.3.

Exclusivity.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the Company and its Affiliates will not, directly or indirectly, (a) solicit any competing offers for the acquisition of the Company and its Subsidiaries, or the sale of all or any substantial portion of the assets or business of the Company and its Subsidiaries, whether by merger, amalgamation, sale of assets or securities, or any other form of transaction, (b) negotiate with respect to any unsolicited offer or indication of interest with respect to any such transaction, or (c) provide confidential information to any potential buyer in connection with any such transaction.  From the date of this Agreement until the Closing Date or earlier termination of this Agreement, no Seller will sell or otherwise transfer, or grant any option to purchase, any of such Seller’s Purchased Securities to a third party.

5.4.

Third Party Consents and Governmental Approvals.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement:

(a)

The Buyer and the Company shall cooperate fully and use their best efforts to obtain all third party consents which are listed on Schedule 2.5 and marked with an asterisk as promptly as practicable.

(b)

Promptly following the date of execution of this Agreement (and, in any event, within five (5) business days) the parties shall make or cause to be made any and all required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and will request early termination of the waiting period required under the HSR Act.  The parties agree to cooperate and promptly respond to any inquiries or investigations initiated by the Federal Trade Commission or the Department of Justice in connection with any such filings.  The Buyer will be responsible for the payment of all filing fees with the Federal Trade Commission or the Department of Justice associated with obtaining such approvals.

(c)

The Buyer will not, and will not permit any of its Affiliates to, take any action or consummate any transaction if the intent or reasonably anticipated consequence of such action or transaction would be to prohibit, delay or impair the parties from obtaining any approval or consent required by this Agreement.

5.5.

Further Assurances.  From the date of this Agreement until the Closing Date or the earlier termination of this Agreement, the parties agree to act in good faith and use all commercially reasonable efforts to satisfy the conditions specified in this Agreement necessary to consummate the transactions contemplated hereby.

5.6.

Updates to Schedules.

(a)

The Company shall have the right to supplement the Schedules to this Agreement (each such supplement, a “Disclosure Supplement”) prior to the Closing to disclose any information, event, action or omission which has arisen or occurred subsequent to the time of signing of this Agreement which (i) if this Agreement were signed on the Closing Date, would be required to be disclosed pursuant to this Agreement in order to make the Company’s representations and warranties contained herein true and not misleading, or (ii) causes or constitutes a breach of any such representation or warranty contained in Article II, or would constitute a breach of any representation or warranty if again made at or subsequent to the time the Disclosure Supplement in question is delivered to the Buyer.

(b)

To the extent that the existence of any matter set forth in any Disclosure Supplement which was not disclosed at the time of the signing of this Agreement (each, a “New Matter”) would cause the condition specified in Section 6.1(a) to not be satisfied as of Closing, the Buyer shall have the right (i) to terminate this Agreement by written notice to the Company within five (5) business days after receipt of any Disclosure Supplement which includes such New Matter, but prior to the Closing Date, or (ii) to consummate the transactions contemplated by this Agreement. To the extent that the Buyer elects to consummate the transactions contemplated by this Agreement, the delivery of any Disclosure Supplement by the Company shall not affect any of the Buyer’s rights or remedies under Article VII hereof; provided, that to the extent that the Buyer consummates the transactions contemplated by this Agreement, with respect to any New Matter which arises or results from the announcement or pendency of the transactions contemplated by this Agreement or is attributable to the fact that the Buyer or any of its Affiliates are the prospective owners of the Company (a “Market Reaction New Matter”), all relevant Schedules to this Agreement shall be deemed amended and supplemented as of the Closing Date by the information set forth in each Disclosure Supplement which relates to a Market Reaction New Matter, and each of the representations and warranties of the Company made in this Agreement and the certificate delivered under Section 6.1(c) hereof shall be deemed qualified by all such information as of the Closing Date.

5.7.

Tax Matters.

(a)

Tax Returns.  As a result of the purchase by the Buyer of the Purchased Securities at the Closing, the taxable year of the Company will close for federal income tax purposes at the end of the day on the Closing Date in accordance with Section 708 of the Code and the regulations thereunder.  The Company shall not engage in any transactions on the Closing Date after the Closing outside the ordinary course of business other than the transactions contemplated by this Agreement.  The Sellers, the Company, the Bain Blocker and the Buyer shall (a) treat and report the transactions contemplated by this Agreement in all respects consistently with the provisions of this Agreement for purposes of any federal, state, local, or foreign Tax, and (b) not take any actions or positions inconsistent with the obligations of the parties set forth herein.  All Tax Returns of the Bain Blocker, the Company and/or any of its Subsidiaries for any period or partial period ending on or prior to the Closing Date, or which includes but does not end on the Closing Date, shall be prepared and filed in a manner consistent with the past practice of the Bain Blocker, the Company and its Subsidiaries, as the case may be, except as otherwise required by any Legal Requirement.  The federal income tax return of the Company for its taxable year ending on the Closing Date shall include a protective election under Section 754 of the Code, including the statement required by Treas. Reg. §1.743-1(k)(1) in the form prepared by the Agent.  The Company shall permit the Agent and its representatives to review and comment on each Tax Return of the Company and/or any of its Subsidiaries filed pursuant to this Section at least thirty (30) days prior to the filing date and shall make such revisions to such Tax Returns as are reasonably requested by Agent and its representatives.  After the Closing, all refunds or other amounts received or receivable by the Buyer, the Company or any Subsidiary in respect of Taxes paid prior to the Closing or in respect of any period or partial period ending on or prior to the Closing shall be paid by the Buyer or the Company to the Agent for the benefit of the Sellers to the extent such refunds or other amounts received or receivable are not otherwise included in the calculation of Closing Working Capital.  No such amounts shall be used or applied to pay Taxes which may be due in respect of any subsequent period.  Except as required by any Legal Requirement, neither the Buyer nor the Company shall amend the Tax Returns of the Company or any Subsidiary in respect of Taxes paid prior to the Closing or in respect of any period or partial period ending on or prior to the Closing Date without the prior written consent of the Agent.  Bain shall prepare and file (including any such Tax Return due after the Closing Date) each Tax Return of the Bain Blocker for all Tax periods ending on or prior to the Closing Date and shall pay any Taxes shown to be due thereon.  The Buyer shall prepare each Tax Return of the Bain Blocker for Tax periods that include, but do not end on, the Closing Date (“Straddle Periods”).  The Buyer shall permit Bain and its representatives to review and comment on each Straddle Period Tax Return prepared by Buyer pursuant to this Section at least thirty (30) days prior to filing date and shall make such revisions to such Tax Returns as are reasonably requested by Bain and its representatives.  Bain shall pay the portion of the Tax shown as due on such Tax Returns attributable to the pre-Closing portion of such Straddle Period (determined in accordance with Section 5.7(e) below).  After the Closing, all refunds or other amounts received or receivable by the Bain Blocker in respect of Taxes paid with respect to a Tax period ending on or prior to the Closing Date or the pre-Closing portion of a Straddle Period shall be paid (or caused to be paid) by the Buyer to Bain.  No such amounts shall be used or applied to pay Taxes which may be due in respect of any subsequent period.  Except as required by any Legal Requirement, neither the Buyer nor the Bain Blocker shall amend the Tax Returns of the Bain Blocker in respect of Tax periods ending on or prior to the Closing Date or a Straddle Period without the prior written consent of Bain.

(b)

Cooperation on Tax Matters.  The Company and the Buyer shall give prompt written notice to the Agent of any audit or examination with respect to Taxes for any period or partial period ending on or prior to the Closing Date.  The Company, the Bain Blocker, the Buyer, the Sellers and the Agent shall cooperate fully, to the extent reasonably requested by the others, in connection with the preparation, filing, and/or review of Tax Returns pursuant to Section 5.7 of this Agreement or otherwise, and any audit, examination, litigation or other proceeding with respect to Taxes.  Such cooperation shall include the retention and (upon another party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, examination, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided or made available hereunder.

(c)

Control of Audits of the Company and its Subsidiaries.  Except as set forth on Schedule 5.7(c), in the case of any audit, examination, claim for refund, or administrative or judicial proceeding involving any asserted Tax Liability or refund of the Company or any of its Subsidiaries (each a “Contest”), that relates to any period or partial period ending on or prior to the Closing Date, the Agent shall control the conduct of such Contest, but the Company shall have the right to participate in such Contest at its own expense, and the Agent shall not settle, compromise, and/or concede any portion of such Contest that could affect the Tax liability of the Company or its Subsidiaries for any taxable period or portion thereof after the Closing Date without the written consent of the Company (which shall not be unreasonably withheld).  In the event of any conflict of the provision of this Section and the provisions of Article VII, this Section shall control.

(d)

Control of Audits of the Bain Blocker.  In the case of any audit, examination, claim for refund, or administrative or judicial proceeding involving any asserted Tax Liability or refund of the Bain Blocker (each a “Bain Blocker Contest”), that relates to any period or partial period ending on or prior to the Closing Date, Bain shall control the conduct of such Bain Blocker Contest, but the Buyer shall have the right to participate in such Bain Blocker Contest at its own expense, and Bain shall not settle, compromise, and/or concede any portion of such Bain Blocker Contest that could affect the Tax liability or the Tax attributes of the Bain Blocker for any taxable period or portion thereof after the Closing Date without the written consent of the Buyer (which shall not be unreasonably withheld).  With respect to any Bain Blocker Contest with respect to a Tax Liability or refund of Bain Blocker that relates to any Straddle Period (as defined below), Bain and the Buyer shall jointly control the conduct of such Bain Blocker Contest, and neither party shall settle, compromise, and/or concede any portion of such Bain Blocker Contest without the written consent of the other (which shall not be unreasonably withheld).  In the event of any conflict of the provision of this Section and the provisions of ARTICLE VII, this Section shall control.

(e)

Bain Blocker Straddle Period Allocation Principles.  For purposes of determining the liability of Bain Blocker for Taxes under this Agreement, in the case of any Straddle Period, the amount of any Taxes of the Bain Blocker based upon or measured by net income or gain which relate to the pre-Closing portion of such Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, that exemptions, allowances or deductions that are calculated on an annual basis (such as deductions for depreciation and real estate taxes) will be apportioned between the pre-Closing and post-Closing portions of such Straddle Period.  The amount of Taxes of the Bain Blocker other than Taxes of Bain Blocker based upon or measured by net income or gain for a Straddle Period which relate to the portion of the Straddle period ending with the Closing Date will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(f)

The Company and its Subsidiaries’ Straddle Period Allocation Principles.  For purposes of determining the liability of the Company and its Subsidiaries for Taxes for any Straddle Period, the amount of any Taxes based upon sales, net income or other transaction related Taxes will be determined based on an interim closing of the books as of the close of business on the Closing Date.  The amount of other Taxes of the Company and its Subsidiaries which relate to the portion of the Straddle Period ending with the Closing Date will be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the Taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

5.8.

Directors’ and Officers’ Indemnification and Insurance.

(a)

In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative (each, a “Proceeding”), in which any Person who is now, or has been at any time prior to the Closing, a manager, director, officer or Affiliate of the Company or any of its Subsidiaries (the “Indemnified Persons”) is, or is threatened to be, made a party or witness thereto based in whole or in part on the fact that such Person is or was a manager, director, officer or Affiliate of the Company or any of its Subsidiaries, whether in any case asserted or arising before, on or after the Closing Date, the Company and its Subsidiaries shall, to the fullest extent permitted by law, indemnify and hold harmless such Indemnified Person from and against any and all losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys’ fees and expenses in advance of the final disposition of any Proceeding to each Indemnified Person to the fullest extent permitted by law), judgments, fines and amounts paid in settlement incurred in connection with or arising out of such Proceeding.

(b)

An Indemnified Person shall notify the Company of the existence of a Proceeding for which such Indemnified Person is entitled to indemnification hereunder as promptly as reasonably practicable after such Indemnified Person learns of such Proceeding; provided, that the failure to so notify shall not affect the obligations of the Company and its Subsidiaries under this Section 5.8 except and then solely to the extent such failure to notify actually prejudices the Company.  The Indemnified Person and the Company and its Subsidiaries shall cooperate fully with each other in connection with the defense of any Proceeding.  No settlement of a Proceeding may be made by the Company or any Subsidiary without the Indemnified Person’s consent, except for a settlement which requires no more than a monetary payment for which the Indemnified Person is fully indemnified and which does not require the admission of liability.

(c)

The Buyer shall, or shall cause the Company to, maintain the Company’s existing directors’ and officers’ liability insurance or purchase a so-called “tail” for such directors’ and officers’ liability insurance, in each case covering Persons who are currently covered by such insurance on terms no less favorable than those in effect on the date hereof for a period of at least six (6) years after the Closing.

(d)

The provisions of this Section 5.8 are intended to be for the benefit of, and enforceable by, each Indemnified Person and such Indemnified Person’s estate, heirs and representatives, and nothing herein shall affect any indemnification rights that any Indemnified Person or such Indemnified Person’s estate, heirs and representatives may have under the Company Charter Documents, the respective organizational documents of the Subsidiaries, any Legal Requirement, any contract or otherwise.

(e)

The obligations of the Company and its Subsidiaries under this Section 5.8 shall continue in full force and effect for a period commencing as of the Closing and ending as of the later of (i) the six (6) year anniversary of the Closing and (ii) the date that all applicable statute of limitation periods have expired for any claim or claims for which an Indemnified Person may be entitled to indemnification under this Section 5.8; provided, that all rights to indemnification in respect of any claim for indemnification under this Section 5.8 asserted or made within such period shall continue until the final disposition of such claim.

5.9.

Books and Records.  After the Closing, the Agent and its accountants, lawyers and representatives shall be entitled at all reasonable times to have access to and to make copies of the books and records and other information of the Company or any of its Subsidiaries for any purpose relating to the Sellers’ ownership of the Company or any of its Subsidiaries prior to the Closing including the preparation of Tax Returns.  In the event of any litigation or threatened litigation between the parties relating to this Agreement or the transactions contemplated hereby, the covenants contained in this Section 5.9 shall not be considered a waiver by any party of any right to assert the attorney-client privilege or any similar privilege.

5.10.

Employee Compensation and Benefit Plans.  For a period of one year after the Closing, except for any equity incentive plans, the Buyer shall cause the Company and its Subsidiaries to maintain employee benefit and compensation plans, programs, policies and arrangements (collectively, the “Buyer’s Plans”) which, in the aggregate, will provide compensation and benefits to the employees of the Company and its Subsidiaries substantially similar in all material respects, in the aggregate, to those provided pursuant to the plans, programs, policies and arrangements of the Company and its Subsidiaries in effect on the date of this Agreement (collectively, the “Company Plans”); provided, that nothing herein shall interfere with the Company’s or any Subsidiary’s right or obligation to make such changes to such plans, programs, policies or arrangements as are necessary to conform with applicable Legal Requirements.  To the maximum extent permitted by law, for the purposes of any of the Buyer’s Plans for which eligibility or vesting of benefits depends on length of service, and for any vacation or paid time off program for which the amount or level of benefits depends on length of service, the Buyer shall give (or cause to be given) to each employee full credit for past service with the Company and/or its Subsidiaries as of and through the Closing Date under the Company Plans (“Prior Service”).  In addition, and without limiting the generality of the foregoing, each employee (a) shall be given credit for Prior Service for purposes of eligibility to participate, satisfaction of any waiting periods, evidence of insurability requirements, or the application of any pre-existing condition limitations, (b) shall be given credit for amounts paid under a corresponding Company Plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the Buyer’s Plans, and (c) shall be eligible to receive under the Buyer’s Plans such periods of vacation leave, sick leave, personal days, holidays and other similar periods of leave as were accrued and available to the employee under the Company Plans immediately prior to the Closing.

5.11.

Financing Assistance.  Prior to the Closing, the Company shall use its commercially reasonable efforts to provide to Buyer, and shall cause its Subsidiaries to, and shall use its commercially reasonable efforts to cause the respective officers, management employees and advisors (including legal and accounting) of the Company and its Subsidiaries to, provide Buyer with such cooperation and assistance as the Buyer may reasonably request in connection with the Buyer’s financing for the transactions contemplated hereby (the “Financing”).  For clarity, such cooperation and assistance shall be limited to (a) assisting Buyer in the preparation of definitive documentation, (b) participating in a reasonable number of meetings (including meetings with prospective lenders), and (c) furnishing Buyer with such financial information regarding the Company and its Subsidiaries of the type customarily made available to lending sources in a transaction of this kind, but in each case only (i) to the extent reasonably requested by the Buyer and (ii) upon reasonable notice and during normal business hours.  For the avoidance of doubt, none of the Company or any of its Subsidiaries shall be required or requested to (1) pay any commitment or other similar fee or incur any other cost or expense (other than the fees and expenses of its accountants and attorneys) in connection with the Financing, (2) incur any liability in connection with the Financing, or (3) execute or approve any credit or other agreements, pledge or security documents, or other certificates, legal opinions or other documents in connection with the Financing.  Buyer shall, promptly upon request by the Company, reimburse the Company for all documented out of pocket costs and expenses incurred by the Company or its Subsidiaries in connection with the cooperation and assistance contemplated hereby, whether or not the Closing occurs.  The Buyer acknowledges that nothing in this Section 5.11 shall in any way limit Buyer’s obligations under this Agreement in the event of a breach or inaccuracy of Section 4.6 (‘Financial Ability’) or in the event of any failure to obtain the Financing for whatever reason.  Further, in no event will any Seller or any of its Affiliates (other than, after the Closing, the Company) be liable to the Buyer or any other Person for any matter relating to the Financing, including any representation, warranty, covenant, agreement, undertaking or promise made in connection with such Financing.

ARTICLE VI
CONDITIONS TO CLOSING

6.1.

Conditions Precedent to the Buyer’s Obligations.  The obligation of the Buyer to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)

Representations and Warranties True.  The representations and warranties of the Company contained in ARTICLE II and of the Sellers contained in ARTICLE III shall be true and correct at the Closing Date as though made as of such date except (i) to the extent that any such representation or warranty relates to an earlier date, (ii) for changes resulting from any acts or omissions expressly required by this Agreement or consented to in writing by the Buyer, (iii) for the representations and warranties contained in Section 2.7 and Section 3.5, which shall be true and correct in all material respects, and (iv) with respect to the representations of the Company contained in ARTICLE II (except for Section 2.7 thereof), where the failure of such representations and warranties to be true and correct (whether as of the Closing or such earlier date), taken as a whole, does not cause a Company Material Adverse Effect.

(b)

Covenants Performed.  The Company shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by it before the Closing Date.

(c)

Compliance Certificate.  The Buyer shall have received a certificate signed by an officer of the Company certifying as to the matters set forth in Sections 6.1(a) and (b) above; provided, that with respect to the matters set forth in Section 6.1(a), such certification shall relate only to the representations and warranties of the Company contained in ARTICLE II.

(d)

Required Consents.  All of the approvals and consents listed on Schedule 2.5 and marked with an asterisk shall have been obtained.

(e)

No Injunction.  There shall not be any order of any court or Governmental Authority restraining or invalidating the transactions which are the subject of this Agreement.

(f)

Pre-Closing Deliverables.  The Company shall have delivered the Estimated Purchase Price Certificate and Payment Schedule.

(g)

Escrow Agreement.  The Agent and the Escrow Agent shall have entered into the escrow agreement in the form of Exhibit 6.1(g) (the “Escrow Agreement”).

(h)

HSR Act.  The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

(i)

Opinions of Counsel.  The Buyer shall have received (A) an opinion from Choate, Hall & Stewart LLP in the form of Exhibit 6.1(i)(A) and (B) an opinion from Ropes & Gray LLP in the form of Exhibit 6.1(i)(B), each dated as of the Closing Date.

(j)

Bain Blocker Stock Certificate.  Bain shall have delivered one or more original stock certificates representing all of the capital stock of Bain Blocker outstanding as of the Closing.

(k)

Resignations.  The Company shall have delivered resignations signed by each member of the Company’s management board as of the Closing.

6.2.

Conditions Precedent to the Company’s and Sellers’ Obligations.  The obligation of the Company and the Sellers to consummate the transactions contemplated by this Agreement is expressly subject to the fulfillment or express written waiver of the following conditions on or prior to the Closing Date:

(a)

Representations and Warranties True.  Each of the representations and warranties of the Buyer contained in ARTICLE IV shall be true and correct in all material respects at and as of the Closing.

(b)

Obligations Performed.  The Buyer shall have performed in all material respects, on or before the Closing Date, all obligations contained in this Agreement which by the terms hereof are required to be performed by the Buyer on or before the Closing Date.

(c)

Compliance Certificate.  The Company and the Agent shall have received a certificate signed by an authorized officer of the Buyer certifying as to the matters set forth in Sections 6.2(a) and (b).

(d)

Required Consents.  All of the approvals and consents listed on Schedule 2.5 and marked with an asterisk shall have been obtained.

(e)

No Injunction.  There shall not be any order of any court or Governmental Authority restraining or invalidating the material transactions which are the subject of this Agreement.

(f)

Closing Payments.  The Buyer shall have made the payments contemplated by Section 1.4.

(g)

Escrow Agreement.  The Buyer and the Escrow Agent shall have entered into the Escrow Agreement.

(h)

HSR Act.  The waiting period under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or been terminated.

ARTICLE VII
SURVIVAL; INDEMNIFICATION

7.1.

Survival.  The representations and warranties contained in this Agreement and in the certificates delivered at the Closing pursuant to Sections 6.1(c) and 6.2(c) shall survive the Closing until (a) with respect to the representations and warranties in ARTICLE II and in the certificate delivered pursuant to Section 6.1(c) hereof and with respect to any pre-Closing covenant or pre-Closing agreement, the 18-month anniversary of the Closing Date, provided, that the representations and warranties in Sections 2.18 (‘Taxes’) and 2.21 (‘Benefit Plans’) shall survive until ninety days following the expiration of the applicable statute of limitations in respect of such matters (after giving effect to any extension or waivers thereof), and the representations and warranties in Section 2.22 (‘Environmental Laws’) shall survive until the third anniversary of the Closing Date, and (b) with respect to the representations and warranties in (i) Sections 2.1 (‘Organization, Power and Standing’), 2.4 (‘Due Authorization’), 2.6 (‘Validity and Enforceability’), 2.7 (‘Capitalization’) and 2.25 (‘Brokers’), (ii) ARTICLE III, (iii) ARTICLE IV and (iv) the certificate delivered pursuant to Section 6.2(c), the expiration of all applicable statutes of limitations (in each case, as applicable, the “Cut-Off Date”).  No claim for breach of any representation, warranty, pre-Closing covenant or pre-Closing agreement may be brought after the applicable Cut-Off Date, except for any claim (x) of which the Agent has been notified in writing with reasonable specificity by the Buyer prior to the applicable Cut-Off Date, (y) of which the Buyer has been notified in writing with reasonable specificity by the Agent prior to the applicable Cut-Off Date, or (z) that is brought by the indemnifying party during the Response Period as a counterclaim to a claim brought in accordance with clause (a) or (b) above.  The post-Closing covenants and agreements contained in this Agreement shall survive in accordance with their respective terms.

7.2.

Indemnification of the Buyer for matters relating to the Company.  Subject to the other terms of this ARTICLE VII, from and after the Closing, each Seller shall severally, but not jointly, indemnify and hold the Buyer and its Affiliates (the “Buyer Indemnified Parties”) harmless from all Losses incurred by them that that arise or result from:  (a) any breach or inaccuracy of any of the representations or warranties contained in ARTICLE II or the certificate delivered at the Closing by the Company pursuant to Section 6.1(c), or (b) the failure of the Company to perform any of its covenants or agreements contained herein that are required to be performed prior to the Closing.  The Buyer’s right to make claims under this Section, however, shall be subject to the following limitations and conditions:

(i)

No claim shall be made with respect to any single Loss (or series of related or similar Losses) of less than $25,000 (following which the Buyer may make a claim for such Loss or series of related or similar Losses from the first dollar); provided, that any Losses resulting from breaches of the representations or warranties contained in Sections 2.1 (‘Organization, Power and Standing’), 2.4 (‘Due Authorization’), 2.6 (‘Validity and Enforceability’), 2.7 (‘Capitalization’) and 2.25 (‘Brokers’) (collectively, the “Specified Representations”) shall not be subject to this provision.

(ii)

No claim shall be made unless the cumulative amount of Losses incurred by the Buyer Indemnified Parties (excluding Losses for which indemnification would not be available as a result of clause (i) above) exceeds $1,000,000, following which the Buyer Indemnified Parties shall be reimbursed for all such Losses from the first dollar; provided, that any Losses resulting from breaches of the Specified Representations shall not be subject to this provision.

(iii)

The aggregate liability of the Sellers to the Buyer Indemnified Parties for Losses shall not exceed in the aggregate $22,500,000; provided, that any Losses resulting from breaches of the Specified Representations shall not be subject to the preceding limitation but, rather, shall be capped at an aggregate amount equal to the Purchase Price, as finally determined after the Closing pursuant to Section 1.7.

(iv)

The Buyer shall not offer to compromise any claim unless the same offer is made to all of the Sellers similarly situated with respect to such claim.

(v)

No claim shall be made with respect to Losses arising out of any breach or inaccuracy of the representations or warranties contained in ARTICLE II to the extent there has been a corresponding reduction in the calculation of the Purchase Price.

(vi)

No Seller shall be liable for any Loss under this Section 7.2 in excess of such Seller’s Pro Rata Share of each such Loss.  For purposes of the Sellers’ indemnification obligations under this Section 7.2, a Seller’s “Pro Rata Share” shall equal the percentage set forth on the Payment Schedule opposite such Seller’s name.

(vii)

The Escrow Fund shall be the sole and exclusive source of payment for any and all claims for indemnification under this Section 7.2 until such time, if ever, as the Escrow Fund has been exhausted.

7.3.

Indemnification of Buyer for matters relating to the Sellers.  Subject to the other terms of this ARTICLE VII, from and after the Closing, each Seller shall severally, but not jointly, indemnify and hold the Buyer Indemnified Parties harmless from all Losses incurred by them that arise or result from any breach of the representations and warranties of such Seller contained in ARTICLE III of this Agreement.  In no event, however, will any Seller be liable (a) for any amount in excess of the portion of the Purchase Price actually received by such Seller pursuant to this Agreement or (b) for breach of any representation or warranty made by any other Seller.

7.4.

Indemnification of Sellers and Agent.  Subject to the other terms of this ARTICLE VII, from and after the Closing, the Buyer shall indemnify and hold each of the Sellers, the Agent and their respective Affiliates (collectively, the “Seller Indemnified Parties”) harmless from Losses incurred by them which arise or result from (a) any breach of any of the representations and warranties of Buyer contained in this Agreement or in the certificate delivered at the Closing by the Buyer pursuant to Section 6.2(c), (b) the failure of the Buyer to perform any of its covenants or agreements set forth herein, or (c) the failure of the Company or any Subsidiary to perform any covenant or agreement set forth herein which by its terms is to be performed after the Closing.

7.5.

Procedure for Indemnification.

(a)

Any party hereto entitled to make a claim for indemnification hereunder shall promptly notify the indemnifying party of the claim in writing upon learning of such claim or the facts constituting such claim, describing the claim in reasonable detail, the amount thereof (if known), and the basis therefor, provided, however, that the failure to so notify the indemnifying party shall not relieve the indemnifying party of its obligations hereunder except to the extent that (and only to the extent that) such failure shall have caused damages in excess of those for which the indemnifying party would have been required to provide indemnification had prompt notice hereunder been given, in which case the indemnified party shall not be entitled to indemnification from the indemnifying party with respect to such excess.  The party from whom indemnification is sought shall respond to each such claim within thirty (30) days of receipt of such notice (the “Response Period”).  No action shall be taken pursuant to the provisions of this Agreement or otherwise by the party seeking indemnification (unless reasonably necessary to protect the rights of the party seeking indemnification) until the expiration of the 30-day response period.

(b)

If a claim for indemnification hereunder is based on a claim by a third party, the indemnifying party shall have the right to assume the entire control of the defense thereof including, at its own expense, employment of counsel reasonably satisfactory to the indemnified party; provided, that the indemnified party may participate in any proceeding with counsel of its choice at its expense and, provided further, that prior to the indemnifying party assuming control of such defense it shall first verify to the indemnified party in writing that such indemnifying party shall be fully responsible (with no reservation of any rights) for all Losses arising out of the matter giving rise to such claim for indemnification and, provided further, that the indemnifying party shall not be entitled to assume control of such defense (unless otherwise agreed to in writing by the indemnified party) and shall pay the reasonable fees and expenses of one counsel retained by the indemnified party if (1) the claim for indemnification relates to or arises in connection with any criminal or quasi-criminal proceeding, action, indictment, allegation or investigation, or (2) the claim seeks an injunction or equitable relief against the indemnified party.  In any such event, the indemnifying party shall have the right to settle or resolve any such claim by a third party; provided, that any such settlement or resolution contemplated by the Agent, acting on behalf of the Sellers (as the indemnifying party), that involves any action by the Buyer other than the payment of money (which is to be paid in full, on behalf of the Sellers, from the Escrow Fund and/or the Agent Fund (subject to the applicable conditions and limits contained in this ARTICLE VII)) shall not be concluded without the prior written approval of the Buyer; and, provided further, that any such settlement or resolution contemplated by the Buyer, as the indemnifying party, that involves any action other than the payment of money (which is to be paid in full by the Buyer) shall not be concluded without the prior written approval of the Agent, which approval shall not be unreasonably withheld, delayed or conditioned.

(c)

The party claiming indemnification shall cooperate fully with the indemnifying party and make available to the indemnifying party all pertinent information under its control.  Without limiting the generality of the foregoing, Buyer will, and will cause employees of the Company and the Subsidiaries to, cooperate fully with the Agent in connection with any matter for which the Agent, acting on behalf of the Sellers, is the indemnifying party.  Such cooperation shall include, without limitation, (i) assisting in the collection and preparation of discovery materials, (ii) meeting with (and making employees available to meet with) the Agent and/or its counsel to prepare for and/or appear as witnesses at depositions, court proceedings and/or trial and (iii) providing to the Agent and/or its counsel all information under the control of the Company or any of its Subsidiaries that is deemed necessary by the Agent and/or its counsel for the defense or prosecution of such matter.

7.6.

Determination of Losses.  As used herein, “Losses” means all damages, losses, expenses, costs and liabilities (including reasonable attorneys’ fees and costs of collection), but excluding all consequential damages, punitive and exemplary damages, special damages, or indirect damages (except in each case for third party claims asserting such damages). For the sole purpose of determining Losses (and not for determining whether or not any representation or warranty has been breached or is inaccurate), the representations and warranties of the Company shall not be deemed qualified by any references to materiality or to Material Adverse Effect.  In determining the amount of any Losses for which a Buyer Indemnified Party is entitled to assert a claim for indemnification hereunder, the amount of any such Losses shall be determined after deducting therefrom the amount of any insurance proceeds (after giving effect to any applicable deductible or retention) and other third party recoveries actually received by the Buyer Indemnified Parties, the Company or any Subsidiary in respect of such Losses (which proceeds and recoveries the Buyer agrees to use diligent efforts to obtain) and the amount of any tax benefit related thereto.  If an indemnification payment is received by a Buyer Indemnified Party, and any Buyer Indemnified Party, the Company or any Subsidiary later receives insurance proceeds, other third party recoveries or tax benefits in respect of the related Losses, the Buyer shall immediately pay to the Agent, for the benefit of the Sellers, a sum equal to the lesser of (a) the actual amount of such insurance proceeds, other third party recoveries and tax benefits or (b) the actual amount of the indemnification payment previously paid with respect to such Losses.  All parties shall use commercially reasonably efforts to mitigate the amount of Losses for which they may be entitled to indemnification hereunder.

7.7.

Subrogation.  If (a) the Agent authorizes any indemnification payment hereunder, and (b) the Buyer, the Company or any Subsidiary has or may have a claim against a third party (including any insurer) in respect of the related Losses, the Agent, on behalf of the Sellers, shall be subrogated to the rights and claims of the Buyer, the Company and such Subsidiary, as the case may be, against such third party.  The Agent (on behalf of the Sellers) shall not, however, have the right to collect aggregate payments from such third party or third parties in excess of the actual amount of the indemnification payment previously paid with respect to such Losses.  The Buyer and the Company will, and will cause the Subsidiaries to, execute and deliver to the Agent such documents and take such other actions as may reasonably be requested in order to give effect to this Section.  Any costs associated with the prosecution of such claims shall be borne by the Agent on behalf of the Sellers, and the Sellers shall indemnify the Buyer for any Losses associated with the Agent’s prosecution and recovery, including any increased insurance premium costs and any Losses resulting from counterclaims from such third parties.

7.8.

Remedies Exclusive.  The remedies provided in this ARTICLE VII and in Section 9.5 (‘Specific Performance’) shall be the sole and exclusive remedies of the Buyer Indemnified Parties and Seller Indemnified Parties and their heirs, successors and permitted assigns after the Closing with respect to this Agreement and the transactions contemplated by this Agreement including any breach or non-performance of any representation, warranty, covenant or agreement contained herein.  No Buyer Indemnified Party or Seller Indemnified Party shall bring any claim after the Closing with respect to this Agreement or the transactions contemplated hereby, whether in contract, tort or otherwise, other than (a) a claim of fraud against the party that committed such fraud, (b) an indemnification claim made by Buyer on behalf of the Buyer Indemnified Parties in accordance with Section 7.2 or Section 7.3, (c) an indemnification claim made by Agent on behalf of the Seller Indemnified Parties in accordance with Section 7.4, or (d) a claim for specific performance in accordance with Section 9.5.  The provisions of this ARTICLE VII constitute an integral part of the consideration given to the Sellers pursuant to this Agreement and were specifically bargained for and reflected in the total amount of the Purchase Price payable to the Sellers pursuant to this Agreement.

7.9.

Tax Treatment of Indemnity Payments.  To the maximum extent permitted by law, it is the intention of the parties to treat any indemnity payment made under this Agreement as an adjustment to the purchase price for all purposes, and the parties agree to file their Tax Returns accordingly.

7.10.

Certain Waivers.

(a)

Each Member hereby agrees that, from and after the Closing, such Member shall not make any claim for indemnification against the Buyer, the Company or any of their respective Affiliates by reason of the fact that such Member was an equityholder of the Company (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any Action brought by any of the Buyer Indemnified Parties against such Member as a “Seller” pursuant to this Agreement, any Legal Requirement or otherwise, and each Member hereby acknowledges and agrees that, from and after the Closing, such Member shall not have any claim or right to, and shall not seek, contribution or indemnity from the Company or any of the Company’s Affiliates (including the Buyer) with respect to any amounts paid by such Member as a “Seller” pursuant to this Agreement.  Effective upon the Closing, each Member hereby irrevocably waives, releases and discharges the Company from any and all liabilities and obligations to such Member of any kind or nature whatsoever, whether in its capacity as a member of the Company or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or equity, and each Member agrees that, from and after the Closing, it shall not seek to recover any amounts in connection therewith or hereunder from the Company.  Effective upon the Closing, the LLC Agreement shall be terminated in its entirety and, except as otherwise set forth herein, all rights and obligations of the Members thereunder shall cease.  Effective upon the Closing, each Member hereby acknowledges that such Member is not entitled to any distribution from the Company pursuant to the LLC Agreement (including any tax distributions, return of capital or other distributions) except for the amounts payable by the Buyer to the Sellers as set forth on the Payment Schedule; provided, that notwithstanding Section 29 of the LLC Agreement, only the following sections of the LLC Agreement shall survive such termination:  Section 6 (‘Limited Liability’), Section 26 (‘Reliance’), Section 27 (‘Indemnification’) and Section 28 (‘Exculpation’).

(b)

Bain hereby agrees that, from and after the Closing, it shall not make any claim for indemnification against the Buyer, the Company, the Bain Blocker or any of their respective Affiliates by reason of the fact that Bain was an equityholder of the Bain Blocker (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any Action brought by any of the Buyer Indemnified Parties against Bain as a “Seller” pursuant to this Agreement, any Legal Requirement or otherwise, and Bain hereby acknowledges and agrees that, from and after the Closing, it shall not have any claim or right to, and shall not seek, contribution or indemnity from the Company or any of the Company’s Affiliates (including the Buyer or the Bain Blocker) with respect to any amounts paid by Bain as a “Seller” pursuant to this Agreement.  Effective upon the Closing, Bain hereby irrevocably waives, releases and discharges the Bain Blocker from any and all liabilities and obligations to it of any kind or nature whatsoever, whether in its capacity as a stockholder of the Bain Blocker or otherwise (including in respect of any rights of contribution or indemnification), in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise at law or equity, and Bain agrees that, from and after the Closing, it shall not seek to recover any amounts in connection therewith or hereunder from the Company or the Bain Blocker.

(c)

The foregoing waivers and releases shall not reduce or diminish in any respect any rights of a Seller with respect to (i) this Agreement and any agreement entered into in connection with the transactions contemplated by this Agreement and any and all claims, rights and remedies hereunder or thereunder, whether at law or in equity or otherwise, (ii) in the case of any individual, any salary or other compensation earned and accrued since the date of last salary payment by the Company to such individual prior to the Closing Date, (iii) benefits afforded to employees under any insured group medical, disability or life plans or any other employee benefit plan of the Company disclosed on a Schedule hereto, (iv) an individual’s participation under any 401(k) plan(s) maintained by the Company (including relating to any matching obligation thereunder prior to the Closing Date), and (v) any ordinary course expense reimbursement amounts owing to any individual from the Company for expenses incurred prior to the Closing Date.

(d)

Effective upon the Closing, each of the Company and the Buyer voluntarily, knowingly and irrevocably releases and forever discharges Bain and each of the Members and their respective officers, directors, managers, employees, shareholders (including Bain in the case of the Bain Blocker) and Affiliates from any and all actions, agreements, amounts, claims, damages, expenses, liabilities and obligations of every kind, nature or description, arising or existing prior to the Closing, whether absolute or contingent, liquidated or unliquidated, known or unknown, (i) with respect to the Members, insofar as the same relate solely to such Member’s ownership of Units or such Member’s status as a “Member” pursuant to the LLC Agreement, and (ii) with respect to Bain, insofar as the same relate solely to its ownership of Purchased Securities, in each case except for any rights of the Buyer or the Company under this Agreement or any agreement entered into in connection with the transactions contemplated by this Agreement.

ARTICLE VIII
TERMINATION

8.1.

Termination.  Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)

by mutual written consent of the Company and the Buyer;

(b)

by the Buyer, if (i) any of the representations and warranties of the Company or any Seller set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.1(a), or the Company shall have breached or failed to perform any of its obligations under this Agreement to the extent set forth in Section 6.1(b), and (ii) such breach, failure or misrepresentation is not cured, if curable, within fifteen (15) days after the Buyer gives the Company written notice identifying in reasonably detail such breach, failure or misrepresentation;

(c)

by the Company, if (i) any of the representations and warranties of the Buyer set forth in this Agreement shall not be true and correct to the extent set forth in Section 6.2(a), or if the Buyer shall have breached or failed to perform any of its obligations, covenants or agreements under this Agreement to the extent set forth in Section 6.2(b), and (ii) such breach, failure or misrepresentation is not cured, if curable, within fifteen (15) days after the Company gives the Buyer written notice identifying in reasonable detail such breach, failure or misrepresentation;

(d)

by either the Company or the Buyer, if any court or Governmental Authority has issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

(e)

by either the Company or the Buyer, if the Closing has not occurred by June 30, 2010 or such other date, if any, as the Company and the Buyer may agree in writing; provided that the right to terminate this Agreement under this Section 8.1(e) shall not be available to any party whose willful and knowing failure to fulfill any obligation under this Agreement has contributed to the failure of the transactions contemplated by this Agreement to occur on or before such date.

8.2.

Effect of Termination.

(a)

If this Agreement is terminated as provided above, the parties shall have no further obligations hereunder (including for costs and expenses incurred by other parties in connection with this Agreement and the transactions contemplated hereby), except as provided below and except that each party shall be liable for its willful and knowing breach of this Agreement and the other parties hereto shall be entitled to all rights and remedies provided by law in respect of such breach.

(b)

The obligations of the Buyer and its Affiliates and representatives under Section 5.1(b) shall survive any termination of this Agreement.

ARTICLE IX
MISCELLANEOUS

9.1.

Notices.  Any notices, demands and communications to a party hereunder shall be in writing and shall be deemed to have been duly given and received (a) if delivered personally, as of the date received, (b) if delivered by certified mail, return receipt requested, three (3) business days after being mailed, (c) if delivered by a nationally recognized overnight delivery service, two (2) business days after being entrusted to such delivery service, or (d) if sent via facsimile, electronic mail or similar electronic transmission, as of the date received, to such party at its address set forth below (or such other address as it may from time to time designate in writing to the other parties hereto):

(i)

If to the Agent, to:

Spectrum Equity Investors V, L.P.

c/o Spectrum Equity Investors
One International Place, 29th Floor
Boston, Massachusetts 02110

Attention:  Michael J. Kennealy

Facsimile:  617-464-4601

E-mail:  mike@spectrumequity.com

with a copy (which shall not constitute notice) to:

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention:  Brian P. Lenihan

Facsimile:  617-248-4000

E-mail:  blenihan@choate.com

(ii)

If, prior to the Closing, the Company, to:

iPay Technologies Holding Company, LLC

801 N. Black Branch Road

Elizabethtown, Kentucky 42701

Attention:  Bill Ready

Facsimile:  270-706-9108

E-mail:  Bill.Ready@iPaymybills.com

with copies (which shall not constitute notice) to:

Stoll Keenon Ogden PLLC

2000 PNC Plaza

500 West Jefferson Street

Louisville, Kentucky 40202

Attention:  C. Kent Hatfield

Facsimile:  502-333-6099

E-mail:  Kent.hatfield@skofirm.com

and

Choate, Hall & Stewart LLP

Two International Place

Boston, Massachusetts 02110

Attention:  Brian P. Lenihan

Facsimile:  617-248-4000

E-mail:  blenihan@choate.com

(iii)

If to the Buyer or, after the Closing, the Company or Bain Blocker, to:

Jack Henry & Associates, Inc.
663 W. Highway 60, P.O. Box 807
Monett, MO 65708-8215
Attention:  Robert T. Schendel, General Counsel
Facsimile:  (877) 419-3299

E-mail:  rschendel@jackhenry.com

with a copy (which shall not constitute notice) to:

Stinson Morrison Hecker LLP
1201 Walnut St., Ste. 2900
Kansas City, MO 64106
Attention:  Thomas J. Lynn
Fax:  (816) 412-1242

E-mail:  tlynn@stinson.com

(iv)

If to Bain or, prior to the Closing, the Bain Blocker, to:

BV Investor I, Inc.

c/o Bain Capital, LLC

111 Huntington Avenue

Boston, MA  02199

Attention:  Michael Krupka

Fax:  (617) 516-2010

Email:  mkrupka@baincapital.com

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, NY  10036

Attention:  Christopher C. Henry

Fax:  (212) 596-9090

Email:  christopher.henry@ropesgray.com

9.2.

No Waiver.  No failure of any party to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder.

9.3.

Amendments and Waivers.  The provisions of this Agreement may be modified, amended or waived at any time only by a writing signed by (a) the Buyer, (b) the Company and (c) the Agent, and any such modification, amendment or waiver shall be binding on each of the parties hereto, including the Sellers.

9.4.

Choice of Law; Forum; WAIVER OF JURY TRIAL.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflicts of laws principles.  Any proceeding arising out of or relating to this Agreement shall be brought in the courts located in the State of Delaware.  This provision may be filed with any court as written evidence of the knowing and voluntary irrevocable agreement between the parties to waive any objections to jurisdiction, to venue or to convenience of forum.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

9.5.

Specific Performance.  In addition to any and all other remedies that may be available at law in the event of any breach of this Agreement, the Sellers and the Buyer shall be entitled to specific performance of the agreements and obligations of the parties hereunder and to such other injunctive or other equitable relief as may be granted by a court of competent jurisdiction.

9.6.

Successors and Assigns.  This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective heirs, successors and permitted assigns.  No party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the Buyer and the Agent; provided, that after the Closing the Buyer may assign its rights (but not its obligations) under this Agreement in connection with any disposition or transfer of the Company and its Subsidiaries as a whole.  Notwithstanding the foregoing, Buyer and, following the Closing, the Company, may assign its rights, title and interest in and to this Agreement and the Escrow Agreement, including its rights to indemnification or payments hereunder or thereunder, to any of its lenders as collateral security.

9.7.

Integration; Schedules.  This writing, together with the Exhibits and Schedules attached hereto, embodies the entire agreement and understanding among the parties with respect to the transactions contemplated hereby and supersedes all prior discussions, understandings and agreements concerning the matters covered hereby, except as set forth in Section 5.1(b).  Information set forth on any Schedule hereto shall be deemed to qualify each Section of this Agreement to which such information is applicable (regardless of whether or not such Section is qualified by reference to a Schedule), so long as application to such Section is reasonably apparent from the reading of such disclosure.  No information set forth on any Schedule hereto shall be deemed to broaden in any way the scope of the Company’s representations and warranties.  The inclusion of an item on any Schedule hereto is not evidence of the materiality of such item for purposes of this Agreement or otherwise, or that such item is a disclosure required under the Agreement.  No disclosure in any Schedule hereto relating to any possible breach or violation of any agreement, Authorization or Legal Requirement shall be construed as an admission or indication that any such breach or violation exists or has actually occurred, or shall constitute an admission of liability to any third party.

9.8.

Counterparts.  This Agreement may be executed in two or more counterparts, and with counterpart signature pages, each of which shall be an original, but all of which together shall constitute one and the same Agreement, binding on all of the parties hereto notwithstanding that all such parties have not signed the same counterpart.  Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

9.9.

Expenses.  All legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, except as otherwise expressly provided herein.

9.10.

No Third Party Beneficiaries.  The Indemnified Persons referenced in Section 5.8 of this Agreement are intended third party beneficiaries of the covenants, agreements, representations and warranties in such Section.  No employee of the Company or any Subsidiary shall be considered a third party beneficiary of Section 5.10.  Except as otherwise expressly set forth in this Agreement, nothing in this Agreement will be construed as giving any third party any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.11.

Publicity.  No party shall issue a press release or make any other public announcement concerning the transactions contemplated by this Agreement (a) prior to the Closing, without the prior written consent of the Company, the Agent and the Buyer, and (b) from and after the Closing, without the prior written consent of the Agent and the Buyer, in each case except to the extent required by law, in which case the parties referenced in the preceding clause (a) or (b), as applicable, shall have the opportunity to review and comment prior to such disclosure.

9.12.

Construction of Agreement.

(a)

Severability.  If any provision of this Agreement is unenforceable or illegal, such provision shall be enforced to the fullest extent permitted by law and the remainder of the Agreement shall remain in full force and effect.

(b)

No Strict Construction.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the other agreements and documents contemplated herein.  In the event an ambiguity or question of intent or interpretation arises under any provision of this Agreement or any other agreement or documents contemplated herein, this Agreement and such other agreements or documents shall be construed as if drafted jointly by the parties thereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authoring any of the provisions of this Agreement or any other agreements or documents contemplated herein.

(c)

Headings.  The headings of Articles and Sections herein are inserted for convenience of reference only and shall be ignored in the construction or interpretation hereof.

(d)

Currency.  Unless otherwise specified herein, any references to “dollars”, “$” or other dollar amounts in this Agreement shall mean the lawful currency of United States.

(e)

Business Days.  Any reference to a “business day” any day except Saturday, Sunday, any statutory holiday in the Commonwealth of Kentucky or any other day on which the principal chartered banks in the Commonwealth of Kentucky are closed for business.

(f)

Calculation of Days.  When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded.  If the last day of such period is a non-business day, the period in question shall end on the next business day.

(g)

Knowledge.  Any reference to “to the knowledge of the Company”, “to the Company’s knowledge”, or any other similar phrase shall mean the actual knowledge of William Ready, C. Michael Bowers, Dana A. Bowers and Kelly Vick.

(h)

Pronouns.  All words and personal pronouns shall be read and construed as the number and gender of the party or parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun.

(i)

Legal Requirements and Documents.  Unless otherwise specified, (i) any references herein to any Legal Requirement shall be construed as a reference thereto as in effect from time to time, and (ii) any reference to this Agreement or any other document is a reference to this Agreement or such other document as amended, restated and supplemented from time to time and includes all schedules and exhibits thereto.

(j)

References to this Agreement.  The words “hereof,” “herein,” “hereto”, “hereunder”, “hereby” and other similar expressions refer to this Agreement as a whole and not to any particular section or portion of it.

(k)

Including.  Where the word “including” or the word “includes” is used in this Agreement, it means “including (or includes) without limitation”.

9.13.

The Sellers’ Agent.

(a)

SEI V iPay AIV, L.P. shall act as the “Agent” under this Agreement.

(b)

The Agent is hereby irrevocably and exclusively appointed, authorized and empowered as the Sellers’ attorney, with full power of substitution, to take all actions and make all decisions and determinations on behalf of the Sellers in respect of this Agreement, the Escrow Agreement and the transactions contemplated hereby and thereby.  Without limiting the generality of the prior sentence, the Agent shall be exclusively authorized to (i) negotiate, execute and deliver all amendments, modifications and waivers to this Agreement and/or the Escrow Agreement, (ii) take all actions on behalf of the Sellers in connection with any claims or disputes with respect to this Agreement, the Escrow Agreement and/or the transactions contemplated hereby or thereby (other than any claims against an individual Seller under Section 7.3 of this Agreement), (iii) to initiate, prosecute, defend and/or settle such claims and disputes, (iv) to authorize payments from the Escrow Fund and Agent Fund consistent with Section 1.6 hereof, and (v) to take all actions and sign all documents necessary, convenient or advisable to accomplish any of the foregoing.  No Seller shall be permitted to take any such actions without the prior written approval of the Agent.  This power of attorney is deemed coupled with an interest and shall survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any Seller.

(c)

The Agent will not receive a fee for serving as the representative of the Sellers hereunder.  The Agent shall be entitled to engage counsel, accountants and other advisors, and the fees and expenses of such counsel and advisors and any out-of-pocket expenses incurred by Agent may be paid from the Agent Fund or from any other payment received hereunder by Agent, in its capacity as such.

(d)

The Agent shall not be liable to any Seller for any action taken by Agent pursuant to this Agreement, and the Sellers shall severally, and not jointly, in proportion to their Pro Rata Share, indemnify and hold the Agent harmless from and against any and all Losses (in an amount not to exceed such Seller’s Pro Rata Share of the Purchase Price) arising out of or relating to Agent serving in this capacity, except in each case if and to the extent the Agent has engaged in willful misconduct.

(e)

The Agent is serving in this capacity solely for purposes of administrative convenience.  The Agent is not personally liable for any of the obligations of the Sellers hereunder, and the Buyer Indemnified Parties agree that they will not look to the underlying assets of the Agent for the satisfaction of any obligations of the Sellers.

(f)

The Agent may resign from such role upon at least ten (10) business days prior written notice to the Sellers and the Buyer.  The Sellers holding a majority of the Purchased Securities (as of immediately prior to the Closing) shall appoint a replacement and from and after such appointment, such Person shall be the “Agent” for all purposes hereof.  All rights of the Agent to indemnification and exculpation hereunder shall survive such resignation.

9.14.

Waiver of Conflicts.  Buyer (on behalf of itself and its Affiliates) hereby irrevocably acknowledges and agrees that: (a) each of the Agent and the Sellers shall have the right to retain the Designated Firms to represent their respective interests in any dispute arising under or in connection with this Agreement, any agreement entered into pursuant to this Agreement, or the transactions contemplated hereby or thereby (a “Dispute”); (b) Buyer (on behalf of itself and its Affiliates) irrevocably waives, consents to and covenants not to assert any objection, based on conflict of interest or otherwise, to any representation of Agent or any Seller by either of the Designated Firms in any Dispute; (c) all communications between any of Sellers, the Company, or any of their respective Affiliates, directors, officers, employees, agents or representatives, on the one hand, and the Designated Firms, on the other hand, made in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute arising in connection with, this Agreement or otherwise relating to any potential sale of the Company (the “Protected Seller Communications”), shall be deemed to be privileged and confidential communications; (d) all rights to such Protected Seller Communications, and the control of the confidentiality and privilege applicable thereto, shall be retained by Agent; and (e) to the extent Buyer or any of its Affiliates (including the Company) should discover in its possession after the Closing any Protected Seller Communications, it shall take reasonable steps to preserve the confidentiality thereof and promptly deliver the same to the Agent, keeping no copies, and shall not by reason thereof assert any loss of confidentiality or privilege protection.  As used herein, “Designated Firms” means Choate, Hall & Stewart LLP and Stoll Keenon Ogden PLLC.

9.15.

Index of Defined Terms.  The following terms, as used in this Agreement, have the meanings given to them in the section or place indicated below:

Term:	Section or Place Where Defined:

Action	Section 2.19
Affiliate	Section 1.3(a)
Agent	Section 9.13(a)
Agent Fund	Section 1.4(d)
Agreement	Preamble
Authorizations	Section 2.17
Bain	Section 1.3(a)
Bain Blocker	Section 1.3(a)
Bain Blocker Contest	Section 5.7(a)
Balance Sheet Date	Section 2.8(a)2.8(a)
Base Purchase Price	Section 1.3(a)
Benefit Plans	Section 2.21(a)
Business	Section 2.12(b)
Buyer	Preamble
Buyer Indemnified Parties	Section 7.2
Buyer’s Plans	Section 5.10
Closing	Section 1.2 1.2
Closing Cash	Section 1.3(a)
Closing Date	Section 1.2
Closing Indebtedness	Section 1.3(a)
Closing Items	Section 1.7(a)
Closing Tax Benefit	Section 1.3(a)
Closing Working Capital	Section 1.3(a)
Closing Working Capital Target	Section 1.3(a)
Code	Section 2.21(b)
Company	Preamble
Company Charter Documents	Section 2.1
Company Intellectual Property	Section 2.13(a)
Company Material Adverse Effect	Section 1.3(a)
Company Plans	Section 5.10
Contest	Section 5.7(c)
Covered Liabilities	Section 3.5
Cut-Off Date	Section 7.1
Designated Firms	Section 9.14
Disclosure Supplement	Section 5.6(a)
Dispute	Section 9.14
Disputed Items	Section 1.7(b)
Disputed Items Notice	Section 1.7(b)
Environment	Section 2.22(a)(i)
Environmental Claim	Section 2.22(a)(ii)
Environmental Laws	Section 2.22(a)(iii)
ERISA	Section 2.21(a)
Escrow Agent	Section 1.4(c)
Escrow Agreement	Section 6.1(g)
Escrow Fund	Section 1.4(c)
Estimated Purchase Price	Section 1.3(a)
Estimated Purchase Price Certificate	Section 1.3(b)
Financing	Section 5.11
GAAP	Section 1.3(a)
Governmental Authority	Section 1.3(a)
Guidance	Section 2.21(c)
Hazardous Substances	Section 2.22(a)(iv)
HSR Act	Section 5.4(b)
Indemnified Persons	Section 5.8(a)
Independent Accounting Firm	Section 1.7(c)
Intellectual Property	Section 2.13(a)
IP Licenses	Section 2.13(d)
Lease	Section 2.11(b)
Legal Requirements	Section 2.16
Lien	Section 1.3(a)
LLC Agreement	Section 1.6(a)
Losses	Section 7.6
Market Reaction New Matter	Section 5.6
Material Contracts	Section 2.10
Member	Section 1.3(a)
Most Recent Balance Sheet	Section 2.8(a)
New Matter	Section 5.6
Owned Real Property	Section 2.11(a)
Payment Schedule	Section 1.6(c)
Permitted Liens	Section 2.12
Person	Section 1.3(a)
Personal Information	Section 5.1(a)
Prior Service	Section 5.10
Proceeding	Section 5.8(a)
Pro Rata Share	Section 7.2
Protected Seller Communications	Section 9.14
Purchase Price	Section 1.3(a)
Purchase Price Certificate	Section 1.7(a)
Purchased Securities	Section 1.1
Response Period	Section 7.5(a)
Sale Bonuses	Section 1.3(a)
Seller Indemnified Parties	Section 7.4
Sellers	Preamble
Sellers’ Expenses	Section 1.3(a)
Specified Representations	Section 7.2
Straddle Period	Section 5.7(a)
Subsidiary	Section 1.3(a)
Tax Taxes	Section 2.18(a)
Tax Returns	Section 2.18(a)
Technology	Section 2.13(a)
Terminated Contracts	Section 2.10
Units	Section 1.3(a)
Upward Closing Working Capital Adjustment	Section 1.3(a)

IN WITNESS WHEREOF, the undersigned have caused this Securities Purchase Agreement to be executed as of the date first above written.

BUYER:

JACK HENRY & ASSOCIATES, INC.

By:

Name:

Title:

COMPANY:

iPAY TECHNOLOGIES HOLDING COMPANY, LLC

By:

Name:

William Ready

Title:

President

SELLERS:

SEI V IPAY AIV, L.P.

By:

Spectrum Equity Associates V, L.P.,

its General Partner

By:

SEA V Management LLC,

its General Partner

By:

Name:

Michael J. Kennealy

Title:

Managing Director

SPECTRUM V INVESTMENT MANAGERS’ FUND, L.P.

By:

SEA V Management LLC,

its General Partner

By:

Name:

Michael J. Kennealy

Title:

Managing Director

BV INVESTOR I, INC.

By:

Name:

Michael Krupka

Title:

President

BAIN CAPITAL VENTURE FUND 2005, L.P.

By:  Bain Capital Venture Partners 2005, L.P.,

        its general partner

By:  Bain Capital Venture Investors, LLC,

        its general partner

By:

Name:

Michael Krupka

Title:

Managing Director

BCIP ASSOCIATES III, LLC

By:  BCIP Associates III,
       its manager

By:  Bain Capital Investors, LLC,

        its managing partner

By:

Name:

Michael Krupka

Title:

Managing Director

BCIP ASSOCIATES III-B, LLC

By:  BCIP Associates III-B,
       its manager

By:  Bain Capital Investors, LLC,
       its managing partner

By:

Name:

Michael Krupka

Title:

Managing Director

SB HOLDING CORPORATION DELAWARE TRUST

By:

The Goldman Sachs Trust Company of Delaware, Trustee

By:

Name:

Title:

Brian Smith